UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 20, 2008

The Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”) will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Wednesday, February 20, 2008, at 10:30 a.m., Central Standard Time, for the following purposes:

1) To elect four directors to the board of directors;

2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008; and

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on December 28, 2007 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card unless you request one, and we encourage you to vote online. If you did not elect to receive the materials through the Internet, you may still vote your shares electronically over the Internet or telephonically by following the procedures described in the Proxy Statement. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 24, 2008

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2008 Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”). The 2008 Annual Meeting will be held on Wednesday, February 20, 2008 at 10:30 a.m., Central Standard Time, at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 28, 2008.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 28, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 594,915,753 shares of common stock issued and outstanding.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect that shares of the common stock held by executive officers and directors of the Company will be voted “FOR” such proposals. Such shares represent approximately 19% of the common stock outstanding as of the Record Date. At this time, we are unaware of any matters, other than described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or are broker non-votes, will be considered present at the Annual Meeting for purposes of determining a quorum.

Voting Electronically

In order to vote online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number on the enclosed proxy card and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received available when accessing the site. If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the secretary of the Company of this request in writing at the address set forth at the beginning of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s certificate of incorporation divides the Company’s board of directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, the Company’s chairman and founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 22% of our common stock as of the Record Date. The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), owned approximately 40% of our common stock as of the Record Date. In connection with the Company’s acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Ricketts holders, TD and the Company entered into a stockholders agreement (the “Stockholders Agreement”) effective June 22, 2005. Under the Stockholders Agreement, the Company’s board of directors consists of twelve members, five of whom are designated by TD, three of whom are designated by the Ricketts holders, one of whom is the chief executive officer of TD AMERITRADE, and three of whom are outside independent directors who are nominated by the Outside Independent Directors Committee and then approved by TD and the Ricketts holders. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. Because TD and the Ricketts holders collectively own more than 50% of the voting power of the outstanding common stock of the Company, the Company qualifies as a “controlled company” for purposes of Nasdaq Rule 4350(c) and therefore is exempt from specified director independence requirements of The Nasdaq Stock Market.

The board of directors has nominated the following persons as directors to be voted upon at the 2008 Annual Meeting: J. Joe Ricketts, Dan W. Cook III, Thomas J. Mullin and Wilbur J. Prezzano, as Class III directors to serve terms ending at the 2011 Annual Meeting. Mr. J. Joe Ricketts is a designee of the Ricketts holders, Mr. Cook is an outside independent director and Messrs. Mullin and Prezzano are designees of TD.

W. Edmund Clark, Mark L. Mitchell, Joseph H. Moglia and Thomas S. Ricketts are Class I directors serving terms ending at the 2009 Annual Meeting. Marshall A. Cohen, William H. Hatanaka, J. Peter Ricketts and Allan R. Tessler are Class II directors serving terms ending at the 2010 Annual Meeting. The board of directors has determined that Messrs. Cohen, Cook, Mitchell, Mullin, Prezzano, and Tessler are independent as defined in Nasdaq Rule 4200.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class III directors and ratification of the appointment of the Company’s independent registered public accounting firm. The board of directors knows of no reason why any of Messrs. J. Joe Ricketts, Cook, Mullin and Prezzano might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. J. Joe Ricketts, Cook, Mullin and Prezzano is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class III director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors apart from being counted as present for quorum purposes. Proxies submitted pursuant to this solicitation will be voted “FOR” the election of each of Messrs. J. Joe Ricketts, Cook, Mullin and Prezzano as Class III directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF J. JOE RICKETTS, DAN W. COOK III, THOMAS J. MULLIN AND WILBUR J. PREZZANO AS CLASS III DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

J. Joe Ricketts	66	Chairman and Founder of the Company	1981	Class III 2011
Dan W. Cook III	73	Senior Advisor, MHT Partners, L.P.	2005	Class III 2011
Thomas J. Mullin	56	Executive Vice President, General Counsel, Constellation Brands, Inc.	2007	Class III 2011
Wilbur J. Prezzano	67	Director, The Toronto-Dominion Bank	2006	Class III 2011

J. Joe Ricketts is currently chairman of the Company’s board of directors. He also held the position of chief executive officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was co-chief executive officer, and the period from May 2000 to August 2000, during which he did not hold the position of chief executive officer. In 1975, Mr. Ricketts became associated with the Company and began serving as a director and officer. By 1981, he acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a former director of Securities Industry Association (SIA). He served as a member of the district committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts serves on the board of directors of the American Enterprise Institute. Mr. Ricketts received a B.A. in Economics from Creighton University. Mr. Ricketts is the father of J. Peter Ricketts and Thomas S. Ricketts, each of whom serves as a director of the Company.

Dan W. Cook III has been a senior advisor to MHT Partners, L.P., an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 2000. He serves on the executive board of the Edwin L. Cox School of Business at Southern Methodist University. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University. He was formerly a director of Centex Corporation and Brinker International. Mr. Cook also serves as trustee or director of several charitable organizations.

Thomas J. Mullin joined Constellation Brands, Inc. as executive vice president and general counsel in May 2000. Prior to joining Constellation Brands, Mr. Mullin served as president and chief executive officer of TD Waterhouse Bank, N.A. from February to May 2000. He also served as executive vice president, business development and corporate strategy of C.T. Financial Services, Inc. from March 1997 through February 2000. From 1985 through 1997, Mr. Mullin served as vice chairman and senior executive vice president of First Federal Savings and Loan Association of Rochester, New York and from 1982 through 1985, he was a partner in the law firm of Phillips, Lytle, Hitchcock, Blaine & Huber, where he served as the managing partner of the firm’s Rochester office and member of the firm’s governing committee. Prior to joining Phillips, Lytle, Hitchcock, Blaine & Huber, Mr. Mullin practiced law in Rochester, New York and New York City with other firms. He serves on the board of trustees of Albany Law School of Union University. Mr. Mullin received his Bachelor of Arts degree from the State University of New York at Binghamton. He received his Juris Doctorate degree from Albany Law School of Union University and his Master of Laws (in Taxation) from New York University.

Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano received a Bachelor’s degree and Masters in Business Administration from the University of Pennsylvania. Mr. Prezzano serves as a director of The Toronto-Dominion Bank, EnPro Industries, Inc., Lance, Inc. and Roper Industries, Inc.

Directors Not Standing For Election

					Class and
					Year in
			Director		Which
Name	Age	Principal Occupation	Since		Term Expires

W. Edmund Clark	60	President and Chief Executive Officer, TD Bank Financial Group; Vice Chairman of the Company	2006		Class I 2009
Marshall A. Cohen	72	Counsel, Cassels Brock & Blackwell LLP	2006		Class II 2010
William H. Hatanaka	53	Chairman and Chief Executive Officer of TD Waterhouse Canada, Inc.	2006		Class II 2010
Mark L. Mitchell	47	Principal, CNH Partners, LLC	1996	*	Class I 2009
Joseph H. Moglia	58	Chief Executive Officer of the Company	2006		Class I 2009
J. Peter Ricketts	43	Founder of Drakon LLC	2007	†	Class II 2010
Thomas S. Ricketts	42	Chairman and Chief Executive Officer, Incapital LLC	2002		Class I 2009
Allan R. Tessler	71	Chairman of the Board and Chief Executive Officer of International Financial Group, Inc.	2006		Class II 2010

*	Mr. Mitchell previously served on the Company’s board of directors from December 1996 to January 2006 and was reelected in November 2006.

†	Mr. J. Peter Ricketts previously served on the Company’s board of directors from October 1999 to May 2006 and was reelected in October 2007.

W. Edmund Clark is currently president and chief executive officer of TD Bank Financial Group. Mr. Clark has served in this position since December 2002. From July 2000 until his current appointment, Mr. Clark served as president and chief operating officer of TD Bank Financial Group. Prior to joining TD, Mr. Clark was president and chief executive officer of Canada Trust Financial Services. Mr. Clark is a director of The Toronto-Dominion Bank, TD Banknorth, Inc. and TD Banknorth, N.A. Mr. Clark graduated from the University of Toronto with a Bachelor of Arts degree. He earned his Master’s degree and Doctorate in Economics from Harvard University.

Marshall A. Cohen is counsel to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of The Molson Companies Limited from 1988 to 1996. Mr. Cohen is a director of Barrick Gold Corporation, American International Group, Inc. and TriMas Corporation. He also serves as chair of the board of governors of York University. Mr. Cohen holds a Bachelors degree from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

William H. Hatanaka is chairman and chief executive officer of TD Waterhouse Canada, Inc. and group head, wealth management for TD Bank Financial Group. He has over 25 years experience in the financial services industry. Prior to joining TD in 2003, Mr. Hatanaka was a senior executive of the wealth management arm of the Royal Bank of Canada from 1996 to 2001, most recently serving as chief operating officer. He has also held senior executive positions at brokerage firms RBC Dominion Securities, Richardson Greenshields Ltd. and Midland Walwyn Capital. Prior to his career in the financial services industry, Mr. Hatanaka played professional football in the Canadian Football League and was a member of the 1976 Ottawa Rough Riders Grey Cup Championship team. Mr. Hatanaka is the former chairman of the board for the Investment Industry Association of Canada and is a

member of the board of directors for the York University Foundation, currently co-chairing the University Capital Campaign. He is also chairman of the diversity leadership council for TD Bank Financial Group. He holds a B.A. with Honours in Sociology and Economics from York University and has completed the Advanced Management Program at the Harvard Business School.

Mark L. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Joseph H. Moglia joined the Company as chief executive officer in March 2001. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiaries, The Equitable Life Assurance Society of the U.S, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Moglia also serves on the board of trustees of STRATCOM Consultation Committee and is a director for Creighton University and for the National Italian American Foundation. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

J. Peter Ricketts is the founder of Drakon, LLC, an asset management company in Omaha, Nebraska. Mr. Ricketts previously served as a director of the Company from October 1999 to May 2006 before he resigned to campaign for election to the United States Senate for the State of Nebraska. From 1993 to 2005, Mr. Ricketts served in various leadership positions with the Company, including executive vice president and chief operating officer, corporate secretary, president of the private client division, senior vice president of strategy and business development, senior vice president of product development and senior vice president of marketing. Mr. Ricketts is the vice chairman of the Omaha board of Children’s Scholarship Fund. He is also a director and president of the Platte Institute for Economic Research, Inc., a board member of ZNRG International Group and an advisory board member for the Alumni Capital Network, a private equity firm based in New York. He serves on the global advisory board for the University of Chicago Graduate School of Business and as a member of the board of trustees for the American Enterprise Institute. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts and the brother of Thomas S. Ricketts, each of whom serves as a director of the Company.

Thomas S. Ricketts is the chairman and chief executive officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically-oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSM product platform. From 1996 to 1999, Mr. Ricketts was a vice president and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a vice president at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds an M.B.A. and a B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts and the brother of J. Peter Ricketts, each of whom serves as a director of the Company.

Allan R. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also chairman of the board of Epoch Investment Partners, Inc., formerly J Net Enterprises. He has previously served as chief executive officer of J Net Enterprises, co-chief executive officer of Data Broadcasting Corporation, now known as Interactive Data Corporation, chairman of Enhance Financial Services Group, Inc. and chairman and principal shareholder of Great Dane Holdings. Mr. Tessler is the lead director and chair of the finance committee of Limited Brands, Inc. He serves as chairman of the board of trustees of the Hudson Institute and is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and a L.L.B. from Cornell University Law School.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position

J. Joe Ricketts	66	Chairman and Founder
Joseph H. Moglia	58	Chief Executive Officer
T. Christian Armstrong	59	Executive Vice President, Client Group
Michael D. Chochon	39	Managing Director of Finance, Treasurer
Bryce B. Engel	36	Senior Vice President, Chief Brokerage Operations Officer
Laurine M. Garrity	46	Senior Vice President, Chief Marketing Officer
William J. Gerber	50	Executive Vice President, Chief Financial Officer
David M. Kelley	48	Executive Vice President, Chief Information Officer
Ellen L.S. Koplow	48	Executive Vice President, General Counsel and Secretary
Fredric J. Tomczyk	52	Executive Vice President, Chief Operating Officer

See “Nominees to the Board of Directors” for information regarding the business experience of J. Joe Ricketts and “Directors Not Standing For Election” for information regarding the business experience of Joseph H. Moglia.

T. Christian Armstrong serves as the executive vice president, client group and is responsible for client experience and marketing. He has served in this role since March 2007. Mr. Armstrong was executive vice president, sales and marketing upon the closing of the Company’s acquisition of TD Waterhouse on January 24, 2006 until becoming chief strategy officer in October 2006. Immediately prior to the closing, he served as acting president and chief executive officer of TD Waterhouse. Previously, he was vice chair, sales and marketing of TD Waterhouse and chairman, president and chief executive officer of TD Waterhouse Bank, N.A. Mr. Armstrong joined TD Bank Financial Group in 2000 after more than ten years experience in financial services marketing. Mr. Armstrong received his B.A. degree from University of Virginia and earned an M.B.A. with honors from American University.

Michael D. Chochon has served as managing director of finance since October 2006 and treasurer since November 2005. He is responsible for treasury, strategic sourcing and procurement, financial systems and corporate risk as well as external banking and rating agency relations for the Company. Mr. Chochon served as assistant treasurer upon joining the Company in 2003 until his appointment as treasurer. He has 17 years experience in treasury, tax and accounting, including eight years in the financial services industry. From 1999 until joining the Company, he worked in the treasury department and served as division chief financial officer for E*Trade Group. Mr. Chochon also served in corporate tax and treasury positions at Ernst & Young, Oracle Corporation and Iomega. He graduated from the University of Nebraska-Lincoln with a B.B.A. in Accounting.

Bryce B. Engel has served as chief brokerage operations officer since March 2005. He oversees the Company’s retail and institutional operations as well as clearing firm operations. Mr. Engel was vice president and managing director of clearing from February 2003 to March 2005, where he oversaw all clearing operations including order routing, processing and settlement. Mr. Engel has served in a variety of roles during his 12-year tenure at the Company, including the leadership of call center operations and Ameritrade Clearing. He also played a lead role in the Company’s integration of Datek Online Holdings Corp. (“Datek”) and National Discount Brokers Corporation (“NDB”). He graduated with a B.A. in Finance from the University of Nebraska-Lincoln.

Laurine M. Garrity was appointed chief marketing officer in December 2005. In this role, she oversees the Company’s marketing strategy including television, print and online advertising, brand management, client marketing and database management and acquisition. Previously, Ms. Garrity led the Company’s marketing program development group. Ms. Garrity has over 22 years of marketing experience, including 15 years in the financial services industry. Ms. Garrity served as executive vice president in the marketing division of the Dreyfus Corporation in New York from 2002 until joining the Company, senior vice president and director of marketing at Founders Asset Management LLC in Denver from 1995 through 2001 and as a marketing manager with INVESCO Funds Group in Denver. Prior to entering the financial services industry, she held media planning and account management positions at leading advertising agencies in Denver and New York. Ms. Garrity is a graduate of Barnard College, Columbia University in New York.

William J. Gerber was appointed chief financial officer in October 2006. In this role, he oversees investor relations, finance and treasury operations, including accounting, business planning and forecasting, external and internal reporting, tax, procurement and risk management. He also oversees business development, human resources and corporate real estate. From March 2000 until October 2006, he served as the Company’s managing director of finance, during which time he played a major role in evaluating merger and acquisition opportunities for the Company, including TD Waterhouse, Datek and NDB. Prior to joining the Company, he served as vice president of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan.

David M. Kelley was appointed chief information officer in October 2007. He oversees all information technology initiatives, including business applications, engineering, emerging technology and architecture, information security, trading operations and user experience. Mr. Kelley joined the Company in June 2006 as senior vice president of the retail investor group. From January 2005 to June 2006, Mr. Kelley was an executive consultant. Prior to January 2005, Mr. Kelley spent 19 years at Merrill Lynch, serving in a number of senior executive positions of increasing responsibility in finance and technology, most recently as chief technology officer, corporate divisions from July 2002 to January 2005. Mr. Kelley received his M.B.A. from Rider University, where he also received his B.S. in Commerce. Mr. Kelley is also a CPA in the State of New Jersey.

Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and compliance departments and administers corporate audit. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland.

Fredric J. Tomczyk was appointed chief operating officer effective July 2007 and is responsible for all operations, technology, retail sales functions and the registered investment advisor channel. He served on the Company’s board of directors from January 2006 until June 2007. From May 2002 until joining the Company, he served as the vice chair of corporate operations for TD Bank Financial Group. From March 2001 until May 2002, Mr. Tomczyk served as executive vice president of retail distribution for TD Canada Trust and from September 2000 until March 2001 served as executive vice president and later as president and chief executive officer of wealth management for TD Canada Trust. Prior to joining TD Canada Trust, he was president and chief executive officer of London Life. Mr. Tomczyk serves on Cornell University’s undergraduate business program advisory council. Mr. Tomczyk graduated from Cornell University with a Bachelor of Science, Applied Economics & Business Management. He subsequently obtained his Chartered Accountant designation. In 2006, he was elected as a Fellow of the Institute of Chartered Accountants of Ontario.

Board Meetings and Committees

The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 30, 2007, the board of directors held 14 meetings. During fiscal year 2007, each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which he served.

Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. All 12 directors attended the 2007 Annual Meeting of Stockholders.

The board of directors has established six standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors, Non-TD Directors and Mergers & Acquisitions.

Audit Committee.  The functions performed by the Audit Committee are described in the Audit Committee charter and include (i) overseeing the Company’s internal accounting and operational controls, including assessment of strategic, financial, operational and compliance risk management, (ii) selecting the Company’s independent registered public accounting firm and Managing Director of Corporate Audit and assessing their performance on an ongoing basis, (iii) reviewing the Company’s financial statements and audit findings and overseeing the financial and regulatory reporting processes, (iv) performing other oversight functions as requested by the board of directors and (v) reporting activities performed to the board of directors. The Audit Committee charter was adopted by unanimous written consent of the board of directors on September 5, 2002 and subsequently adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. The charter has been reviewed and reaffirmed by the Audit Committee annually, with the most recent review and approval at the November 15, 2007 Audit Committee meeting. The Audit Committee charter is available on the Company’s Web site at www.amtd.com. The Audit Committee is currently composed of Messrs. Cohen, Mullin and Prezzano. Mr. Cohen serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The board of directors has also designated Mr. Mullin as an audit committee financial expert as defined by the Securities Exchange Commission (“SEC”). The Company’s Audit Committee met 12 times during fiscal year 2007. The Report of the Audit Committee for the fiscal year ended September 30, 2007 appears under PROPOSAL NO. 2 — “RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

H.R. and Compensation Committee.  The H.R. and Compensation Committee (referred to in this proxy statement as the compensation committee) reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans. The compensation committee also reviews the Compensation Discussion and Analysis, discusses it with management, and makes a recommendation as to whether it should be included in each proxy statement. The compensation committee is currently composed of Messrs. Clark, Cook and Mitchell. Mr. Clark serves as the compensation committee’s chairman. The compensation committee charter is available on the Company’s Web site at www.amtd.com. The compensation committee met eight times during fiscal year 2007. The Compensation Committee Report appears under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Corporate Governance Committee.  The purpose of this committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual evaluation of the board of directors and its committees. The Corporate Governance Committee is currently composed of Messrs. Clark, Cohen, Cook, J. Joe Ricketts and Tessler. Mr. Tessler serves as the Corporate Governance Committee’s chairman. The Company’s Corporate Governance Committee met three times during fiscal year 2007.

Outside Independent Directors (“OID”) Committee.  The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by (i) identifying individuals qualified to serve on the board, (ii) reviewing the qualifications of the members of the board and recommending nominees to fill board vacancies and (iii) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of outside independent directors whose terms are expiring. The OID Committee will also approve transfers of voting securities by TD and the Ricketts holders not otherwise permitted by the Stockholders Agreement, approve qualifying transactions (as defined in the Stockholders Agreement) and determine the fair market value (or select an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD and the Ricketts holders set forth in the Stockholders Agreement. The members of the OID Committee are Messrs. Cook, Mitchell and Tessler. Mr. Cook serves as the OID Committee’s chairman. All current OID Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. In accordance with the

Stockholders Agreement, the OID Committee will not include any director designated by TD or the Ricketts holders. The Company’s OID Committee met eight times during fiscal year 2007.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (i) a detailed resume outlining the candidate’s knowledge, skills and experience, (ii) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board, (iii) a detailed resume of the stockholder submitting the director recommendation and (iv) the number of shares held by the stockholder, including the dates such shares were acquired.

The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1. Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2. The composition of the entire board will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board; the need for financial, business, financial industry, public company and other experience and expertise on the board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3. Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4. Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5. The OID Committee may determine any other criteria.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed below under the heading “Stockholders Agreement”) the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s Web site at www.amtd.com.

Non-TD Directors Committee.  The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business held by TD. The Non-TD Directors Committee is currently composed of Messrs. Cook, Mitchell, Moglia, J. Joe Ricketts, J. Peter Ricketts, Thomas S. Ricketts and Tessler. The Non-TD Directors Committee did not meet during fiscal year 2007.

Mergers & Acquisitions Committee.  The Mergers & Acquisitions Committee’s purpose is to investigate, evaluate, analyze, discuss and make reports and recommendations to the board of directors regarding acquisitions, mergers and strategic investments. The Mergers & Acquisitions Committee is composed of the outside independent directors, who currently are Messrs. Cook, Mitchell and Tessler. Mr. Mitchell serves as the Mergers & Acquisitions Committee’s chairman. The Mergers & Acquisitions Committee met 15 times during fiscal year 2007.

Stockholder Communications Policy

Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary
TD AMERITRADE Holding Corporation
6940 Columbia Gateway Drive
Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward non-substantive communications or communications that pertain to personal grievances to directors, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Company has identified the following late filings by the Section 16(a) Reporting Persons: Former director Robert T. Slezak’s Form 4 filed on November 29, 2006 and J. Joe Ricketts’ Form 4 filed on January 4, 2007.

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 594,915,753 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the current executive officers named in the Summary Compensation Table and Mr. Tomczyk, by directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by certain other Company stockholders. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Restricted stock units held by our directors and officers do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is: TD AMERITRADE Holding Corporation, 4211 South 102nd Street, Omaha, NE 68127.

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts,(1) Chairman and Founder	112,177,699	18.8%
Joseph H. Moglia,(2) Chief Executive Officer, Director	9,294,893	1.5%
William J. Gerber,(3) Executive Vice President, Chief Financial Officer	174,191	*
T. Christian Armstrong,(4) Executive Vice President, Client Group	30,589	*
Bryce B. Engel,(5) Senior Vice President, Chief Brokerage Operations Officer	173,176	*
Fredric J. Tomczyk,(6) Executive Vice President, Chief Operating Officer	85,627	*
W. Edmund Clark, Director	6,000	*
Marshall A. Cohen,(7) Director	22,488	*
Dan W. Cook III,(8) Director	28,457	*
William H. Hatanaka, Director	0	*
Mark L. Mitchell,(9) Director	27,897	*
Thomas J. Mullin,(10) Director	5,504	*
Wilbur J. Prezzano,(11) Director	19,598	*
J. Peter Ricketts,(12) Director	2,341,196	*
Thomas S. Ricketts,(13) Director	2,037,985	*
Allan R. Tessler,(14) Director	26,644	*
All Directors and Executive Officers as a group(15) (20 persons)	125,294,367	20.7%
Other Stockholders
The Toronto-Dominion Bank(16) Toronto-Dominion Centre P.O. Box 1 Toronto, Ontario, Canada M5K 1A2	237,719,287	40.0%
Ricketts Grandchildren Trust(17)	19,008,000	3.2%

*	Less than 1% of the issued and outstanding shares.

(1)	Shares of common stock beneficially owned by Mr. J. Joe Ricketts consist of 27,402,606 shares held by him individually; 30,500,000 shares held by him individually and pledged as collateral; 34,978,045 shares held by Marlene M. Ricketts, his spouse, individually; 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust; 8,186,688 shares held by the J. Joe Ricketts 1996 Dynasty Trust; 332,352 shares held in the J. Joe Ricketts IRA; 332,352 shares held in the Marlene M. Ricketts IRA; 7,720 shares held in Mr. J. Joe Ricketts’ 401(k) account; 2,199,178 shares issuable upon the exercise of options exercisable within 60 days; and 52,646 restricted stock units. The trustees of the Marlene M. Ricketts 1994 Dynasty Trust and the J. Joe Ricketts 1996 Dynasty Trust are the children of J. Joe Ricketts and Marlene M. Ricketts.

(2)	Consists of 6,683 shares held in Mr. Moglia’s 401(k) account; 9,000,000 shares issuable upon the exercise of options exercisable within 60 days; and 288,210 restricted stock units.

(3)	Consists of 501 shares held by Mr. Gerber individually; 15,882 shares held in Mr. Gerber’s 401(k) account; 142,939 shares issuable upon the exercise of options exercisable within 60 days; and 14,869 restricted stock units.

(4)	Consists of 30,589 restricted stock units.

(5)	Consists of 1,101 shares held by Mr. Engel individually; 3,146 shares held in his spouse’s IRA; one share held by his spouse individually; 140 shares held in a trust for Mr. Engel’s son; 18,291 shares held in Mr. Engel’s 401(k) account; 143,328 shares issuable upon the exercise of options exercisable within 60 days; and 7,169 restricted stock units.

(6)	Consists of 56,200 shares held by Mr. Tomczyk individually and 29,427 restricted stock units.

(7)	Consists of 8,323 restricted stock units and 14,165 stock units held in a deferred compensation account for Mr. Cohen.

(8)	Consists of 2,485 shares held by Mr. Cook individually; 7,647 restricted stock units 12,971 shares issuable upon the exercise of options exercisable within 60 days; and 5,354 stock units held in a deferred compensation account for Mr. Cook.

(9)	Consists of 22,330 shares held by Mr. Mitchell individually and 5,567 restricted stock units.

(10)	Consists of 2,139 restricted stock units and 3,365 stock units held in a deferred compensation account for Mr. Mullin.

(11)	Consists of 8,323 restricted stock units and 11,275 stock units held in a deferred compensation account for Mr. Prezzano.

(12)	Consists of 168,240 shares held by Mr. J. Peter Ricketts individually; 300,000 shares held by Mr. Ricketts jointly with his spouse; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 23,600 shares in the Ricketts/Shore 2003 Gift Trust; 70,065 shares held by Mr. Ricketts individually in an IRA account; 1,038 restricted stock units; 250,000 shares held in an annuity trust for the benefit of Mr. Ricketts; and 1,508,303 shares in the Marlene M. Ricketts 2004-2 Qualified Annuity Trust, for which Mr. Ricketts is co-trustee and his mother is a grantor and a beneficiary.

(13)	Consists of 453,264 shares held by Mr. Thomas S. Ricketts jointly with his spouse; 16,229 stock units held in a deferred compensation account for Mr. Ricketts; 25,942 shares issuable upon the exercise of options exercisable within 60 days; 7,647 restricted stock units; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; and 1,508,303 shares in the Marlene M. Ricketts 2004-2 Qualified Annuity Trust, for which Mr. Ricketts is co-trustee and his mother is a grantor and a beneficiary.

(14)	Consists of 11,077 shares held by Mr. Tessler individually; 5,567 restricted stock units; and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole shareholder of International Financial Group, Inc.

(15)	Includes 11,753,174 shares issuable upon the exercise of options exercisable within 60 days.

(16)	Based on a Form 4 filed on June 18, 2007 by The Toronto-Dominion Bank. The reported shares are owned directly by TD’s wholly-owned subsidiaries, TD Discount Brokerage Holdings LLC (193,300,000 shares) and TD Discount Brokerage Acquisition LLC (44,419,287 shares). Pursuant to the stockholders agreement entered into in connection with the Company’s acquisition of TD Waterhouse, TD is not permitted to own more than 39.9% of the voting securities of the Company. Therefore, TD’s voting power is limited to 237,371,385 shares as of the Record Date.

(17)	The trustee of the Ricketts Grandchildren Trust is David Larson, Esq., 155 E. Pearl St., Suite 200, P.O. Box 4099, Jackson, WY, 83001.

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters.

Governance of TD AMERITRADE.  The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom are designated by TD, three of whom are designated by the Ricketts holders, one of whom is the chief executive officer of the Company and three of whom are outside independent directors. The outside independent directors were initially designated from among the Company’s then-current independent directors and are now nominated by the OID Committee and subject to the consent of TD and the Ricketts holders. The number of directors designated by TD and the Ricketts holders depends on their maintenance of specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five (in the case of TD) or three (in the case of the Ricketts holders). The Company’s board of directors is classified into three classes, with each class serving staggered three-year terms. Subject to applicable laws and certain conditions and exceptions, the Company has caused and will continue to cause each committee of its board of directors to consist of two of the directors designated by TD, one of the directors designated by the Ricketts holders and two of the outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership thresholds. The parties to the Stockholders Agreement each agreed to vote their shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership.  The Stockholders Agreement provides that TD may acquire shares of Company common stock only up to an aggregate beneficial ownership interest of 39.9% of the outstanding voting securities of the Company for a period of three years following completion of the acquisition of TD Waterhouse, and up to an aggregate beneficial ownership of 45% for the remaining term of the Stockholders Agreement. The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD. Under the Stockholders Agreement, the Ricketts holders may acquire additional shares of common stock only up to an aggregate ownership interest of 29% of the outstanding common stock.

Right to Purchase Securities.  TD and the Ricketts holders have the right to purchase up to their respective proportionate share of future issuances of common stock other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions.  The Stockholders Agreement generally prohibits TD and the Ricketts holders from transferring shares of common stock, absent approval of the independent directors, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions. As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide any non-audit services.

Information Rights.  Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access to information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares.  If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants.  Subject to specified exceptions, the Stockholders Agreement generally provides that neither TD nor J. Joe Ricketts (so long as he is a director of the Company) or their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (i) incidentally in connection with the acquisition of an entity not more than 75% of whose revenues are generated by commercial banks or (ii) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle, or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

Termination of the Stockholders Agreement.  The Stockholders Agreement will terminate (i) with respect to the Ricketts holders, when their aggregate ownership of common stock falls below approximately 4% , and (ii) upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) the tenth anniversary of the consummation of the acquisition of TD Waterhouse, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of common stock, unless the board recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under (ii)(d), (ii)(e) or (ii)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of common stock that would cause, in the case of TD, its aggregate ownership to exceed 45% (39.9% in the first three years following the completion of the acquisition of TD Waterhouse) or, in the case of the Ricketts holders, 29% , except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction and Overview

The compensation arrangements with our senior executives were designed to implement the Company’s pay-for-performance philosophy, and these arrangements accomplish this by making a significant portion of total compensation based on the performance of the Company.

Although he retired on June 1, 2007, the Company’s former chief operating officer, John R. MacDonald, appears in the Summary Compensation Table and related tables below. In connection with Mr. MacDonald’s retirement, the Company entered into a separation and release of claims agreement described under the heading “Potential Payments Upon Termination and Change-in-Control.”

Mr. MacDonald’s separation agreement manifests the Company’s pay-for-performance philosophy because his annual incentive was based on the actual performance of the Company during fiscal 2007. In approving the separation agreement, the compensation committee considered Mr. MacDonald’s overall contributions to the Company during his seven years of service prior to his retirement, including serving as the chief financial officer for over six years. Mr. MacDonald’s separation and release of claims agreement is an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2007.

The Company’s current chief operating officer, Fredric J. Tomczyk, does not appear in the Summary Compensation Table and related tables below because he did not become chief operating officer until the fourth quarter of fiscal year 2007. Nevertheless, we have included certain information about Mr. Tomczyk’s compensation because we believe it is important for a complete understanding of the Company’s ongoing executive compensation arrangements.

The factors considered in the decision to employ Mr. Tomczyk as chief operating officer included (i) his familiarity with the Company’s business attained during his service as a member of the board of directors as a designee of TD and (ii) his extensive experience in the financial services sector, particularly in wealth management, operations management and retail distribution, during his time as a senior executive at TD, including serving as the vice chair of corporate operations.

This discussion and the executive compensation tables below are based on the employment agreements of Messrs. Moglia, J. Joe Ricketts, Armstrong, Tomczyk, and Engel. We encourage you to read each of these employment agreements (or summary in the case of Mr. Engel). Mr. Moglia’s employment agreement, as amended, is available as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2006. The employment agreements of Messrs. Armstrong and Tomczyk are available as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on May 25, 2006 and June 7, 2007, respectively. Mr. J. Joe Ricketts’ employment agreement is available as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2002, and the amendment is available as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on December 9, 2004. A summary of Mr. Engel’s employment agreement is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

We have organized this report as follows:

1. First, we provide information regarding the compensation committee.

2. Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3.	We then describe the objectives we seek to achieve with the compensation arrangements of our senior executives.

4.	We discuss the elements of each compensation arrangement, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

5. We describe stock ownership guidelines.

6. We discuss severance and change of control benefits.

7. We discuss certain tax treatment of senior executive compensation.

8. We then discuss the Company’s historical stock option grant procedures.

9. We conclude by describing compensation-related actions since the end of fiscal year 2007.

1.	The Compensation Committee

The compensation committee establishes and administers the Company’s executive compensation programs. The compensation committee evaluates the performance of the chief executive officer and our chairman and determines their compensation in light of goals and objectives of the compensation program. Mr. Moglia and the compensation committee together assess the performance of the other named executive officers and determine their compensation based on initial recommendations from Mr. Moglia. In October 2005, the compensation committee retained Mercer Human Resources Consulting to advise the compensation committee on all executive compensation matters, including the principal financial terms of new employment agreements and the design, level and mix of cash and equity compensation. Mercer and its affiliates also provide consulting services to the Company on its health and welfare plans and provided certain research to the Company in connection with director compensation.

The compensation committee is composed of three non-employee directors of the board. On June 5, 2007, Fredric J. Tomczyk resigned from the board of directors and the compensation committee and Mr. Clark was elected to the compensation committee. No member of the compensation committee during fiscal year 2007 was an employee of the Company or any of its subsidiaries at the time of his service on the compensation committee. Each member of the compensation committee during fiscal year 2007 qualified as a “non-employee director” under rule 16b-3 under the 1934 Act and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”).

The compensation committee has delegated to Mr. Moglia the authority to increase the compensation of, and grant equity awards to, any employee whose compensation is less than the tenth highest paid employee participating in the management incentive plan, or MIP, subject in each case to any increase or grant being (i) within the budget previously approved by the compensation committee and (ii) in accordance with the terms of the applicable compensation plan.

The compensation committee delegated to Mr. Moglia the authority to grant restricted stock units, or RSUs, following fiscal 2007 within ranges approved by the compensation committee. The RSUs vest on the third anniversary of grant date. Mr. Gerber, who received an award with a value of $100,000, was the only named executive officer to receive an award of discretionary RSUs. The total fair value for all discretionary RSUs awarded was $3.8 million, calculated using a value of $18.86 per share, the volume-weighted-average price of the Company’s common stock on the October 25, 2007 grant date.

2.	Guiding Principles

The following guiding principles are used by the Company and the compensation committee when evaluating executive compensation policies and decisions:

•	total compensation available to any executive officer should reflect the level of responsibilities and experience and should be informed by comparative market analysis;

•	compensation arrangements should emphasize and reward corporate and individual performance;

•	incentive pay based on achieving performance goals with specific targets and clear measures should comprise a substantial portion of total compensation;

•	equity grants should form a large percentage of incentive pay to aid in retention and align short- and long-term executive interests with those of stockholders;

•	equity grants should be awarded based on the achievement of annual performance targets and then vest if the executive remains employed on the third anniversary of the grant;

•	the ability to exercise negative discretion on a case-by-case basis should always be available to ensure that compensation can be adjusted downward when appropriate;

•	stock ownership guidelines should be promoted to align executive interests with the interests of stockholders over the medium- and long-term; and

•	compensation of all named executive officers is reviewed and established by the compensation committee, comprised solely of non-employee directors, with the assistance of an independent compensation consultant that is retained by and reports directly to the compensation committee.

3.	Objectives

The Company and the compensation committee have strived to design the compensation package of each senior executive to:

•	retain the senior executive through and beyond the integration period of the TD Waterhouse acquisition;

•	compensate senior executives for success in achieving corporate and individual performance goals, including the successful integration of TD Waterhouse;

•	incentivize senior executives through performance-based compensation, which accounts for a substantial portion of total compensation; and

•	promote collegiality, avoid competition and align corporate and individual performance goals.

4.	Elements of Compensation

Targeted Overall Compensation

The Company operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program was designed to be competitive in terms of retention value with the total compensation practices at the Company’s major competitors in this market and to align the interests of executives with those of stockholders. Differences in pay within the executive group are driven primarily by differences in market rates of pay.

A targeted overall compensation level, including salary and incentive compensation — with incentive compensation being composed of annual cash and equity incentive — was established for each executive position and was designed to be payable when annual and long-term performance goals are fully met. These targeted levels were established with assistance from Mercer, based on comparisons to a primary peer group consisting of A.G. Edwards, Inc., The Charles Schwab Corporation, E*TRADE Financial Corporation, Jeffries Group, Inc. Piper Jaffray & Co., and Raymond James Financial, Inc. In establishing the targeted compensation for the CEO, the compensation committee also considered, as a secondary peer group, the compensation levels for the leaders of the brokerage businesses at Merrill Lynch & Co., Inc., Dean Witter and Smith Barney.

The targeted overall compensation package for Mr. Moglia of $10 million was set in the upper quartile in the primary peer group and below the compensation levels in the secondary peer group, reflecting his long and successful tenure with the Company, his experience in the industry and his expected contributions to the success of the integration of TD Waterhouse and to the ultimate growth of the Company.

The targeted overall compensation package for Mr. Gerber was set at $750,000, reflecting his overall responsibility, expected contribution and his experience.

The targeted overall compensation packages for Messrs. MacDonald and Armstrong were set at a level consistent with similar positions in the primary peer group. The actual targeted compensation level of $2 million for each of these executives reflects an approximate average of the median market compensation for their positions.

The targeted overall compensation package for Mr. Engel was set at a level consistent with similar positions in the primary peer group and industry. The actual targeted compensation level of $800,000 reflects the level of responsibility and the prevailing market pay rates.

The targeted overall compensation package for Mr. Tomczyk was set slightly above the median for similar positions in the primary peer group. The actual targeted compensation level of $3.6 million reflects his extensive experience in the financial services sector, particularly in wealth management, operations management and retail distribution.

Each named executive officer (and Mr. Tomczyk) had a base salary and target annual incentive award for fiscal year 2007 as follows:

		Target Annual	Target Equity	Total Target	Targeted Overall
	Base Salary	Cash Incentive	Incentive	Annual Incentive	Compensation
Name	($)	($)	($)	($)	($)
Joseph H. Moglia	1,000,000	3,000,000	6,000,000	9,000,000	10,000,000
William J. Gerber	250,000	300,000	200,000	500,000	750,000
J. Joe Ricketts	650,000	321,750	653,250	975,000	1,625,000
T. Christian Armstrong	400,000	960,000	640,000	1,600,000	2,000,000
Bryce B. Engel	300,000	350,000	150,000	500,000	800,000
John R. MacDonald	400,000	960,000	640,000	1,600,000	2,000,000
Fredric J. Tomczyk*	500,000	1,100,000	2,000,000	3,100,000	3,600,000

*	Mr. Tomczyk joined the Company effective July 2, 2007. The table above reflects targeted annual compensation. Because Mr. Tomczyk joined the Company at the beginning of the fourth quarter of fiscal 2007, he was only eligible for 25% of these amounts.

The compensation committee, on the recommendation of Mr. Moglia, increased Mr. Gerber’s base salary to $300,000 and his total target annual incentive to $700,000, comprised of $400,000 in cash and $300,000 in RSUs for fiscal year 2008. This increase in his compensation for fiscal year 2008 was made to reflect the increased responsibilities associated with his position as chief financial officer, which he assumed at the beginning of fiscal year 2007. Following fiscal 2007, Mr. Gerber was awarded a discretionary grant of $100,000 of RSUs by Mr. Moglia in consideration of Mr. Gerber’s contribution to the successful integration of the TD Waterhouse acquisition and his overall responsibilities.

In addition to the targeted awards reflected in the table above, the compensation committee established a discretionary award pool for fiscal year 2008 that only will be paid if target diluted earnings per share, or EPS, for fiscal year 2008 is achieved or exceeded. The maximum bonus pool is $5 million. Any discretionary bonus pool award is limited to 75% of a participant’s target annual incentive, except for Mr. Moglia whose award is limited to 75% of his target annual cash incentive.

Consistent with the Company’s overall principles, the large majority of the total compensation package is based on performance. Within the targeted overall compensation package, the amount of total compensation subject to performance-based objectives is:

Performance-
Name	Based

Joseph H. Moglia	90%
William J. Gerber	67%
J. Joe Ricketts	60%
T. Christian Armstrong	80%
Bryce B. Engel	63%
John R. MacDonald	80%
Fredric J. Tomczyk	86%

As shown above, Mr. Moglia’s base salary is $1 million, his target annual cash incentive is $3 million, and his target annual equity incentive is $6 million. Consequently, $9 million of his $10 million target overall compensation package, or 90%, is subject to the financial performance of the Company.

Annual Incentive Award

The board of directors and the compensation committee believe that the Company’s annual performance is best reflected in the annual EPS of the Company. Awards under the annual incentive plan for executive officers are tied to the achievement of an annual EPS goal established by the compensation committee in order to align the short-term interests of executives with those of stockholders. The Company uses the 1996 Long-Term Incentive Plan, or the LTIP, to motivate, reward and retain key executives and to align their interests to those of stockholders by linking the performance of the Company to equity awards made to executives. The equity component of the annual incentive, which is discussed below, vests on the third anniversary of the grant date in order to align the long-term interests of executives with those of stockholders. This clear measure and specific target ensure a strong, team-oriented pay-for-performance alignment consistent with the Company’s philosophy and also allows the full incentive payments to executive officers to qualify as performance-based compensation under section 162(m) of the Code.

For fiscal year 2007, the compensation committee established an EPS target for the annual incentive of $1.10, with the following range:

Fiscal 2007
Annual Incentive
Fiscal 2007 EPS ($)	(% of Target)

1.50	200%
1.18	120%
1.10	100%
1.06	90%
1.02	80%
0.86	40%

In fiscal year 2007, the Company achieved EPS of $1.06. Consistent with the terms of the annual incentive program for fiscal year 2007, the compensation committee approved annual incentive awards equal to 90% of the target annual incentive.

Because Mr. Tomczyk’s employment began during the fourth quarter of fiscal 2007, the compensation committee established a separate fourth quarter-only EPS goal for him. The target EPS was $0.29, with the following range:

Fiscal 2007
Annual Incentive
Fourth Quarter Fiscal 2007 EPS ($)	(% of Target)

0.69	200%
0.37	120%
0.33	110%
0.29	100%
0.21	80%
0.05	40%

For the fourth quarter of fiscal year 2007, the Company achieved EPS of $0.33. Consistent with the terms of Mr. Tomczyk’s annual incentive program, the compensation committee approved his annual incentive award equal to 110% of the target annual incentive, pro-rated for his service during one quarter of fiscal 2007.

The fiscal year 2007 annual incentive award consisted of a cash component and an equity component in the form of restricted stock units, or annual RSUs, that vest on the third anniversary of the grant date. In fiscal year 2006, the annual incentive award included performance restricted stock units, or PRSUs, that vested over three years based on EPS in each of fiscal 2007, 2008 and 2009 and also required the executive to be employed by the Company at the end of the three-year vesting period. The compensation committee approved the use of time-based RSUs in place of the PRSUs because it believed that adding an additional layer of performance criteria, beyond the attainment of the annual EPS target, was not customary within the peer groups and was not providing the desired incentive and retention objectives of the compensation committee and the Company.

For fiscal year 2008, the compensation committee established the following EPS range for annual incentive compensation:

Fiscal 2008
Annual Incentive
Fiscal 2008 EPS ($)	(% of Target)

1.36	200%
1.20	120%
1.16	100%
1.08	80%
0.92	40%

For each $0.01 increase in EPS above the 100% range, the payout is increased 5.0%, and for each $0.01 decrease in EPS below the 100% range, the payout is decreased 2.5%.

5.	Stock Ownership Guidelines

The compensation committee and the board strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The stock ownership guidelines are as follows:

•	Mr. Moglia: the greater of (i) ten times base salary or (ii) 50% of his vested equity grants and

•	Messrs. Gerber, Tomczyk, Armstrong and Engel: the greater of (i) five times base salary or (ii) 50% of each of their vested equity grants.

None of these executive officers is permitted to sell any equity interest in the Company until the stock ownership requirements have been met, after which Mr. Moglia must obtain approval from the compensation committee and all senior executives must obtain approval from the chief executive officer. The Company considers any stock held without restrictions and vested and unvested stock units, as well as vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and 401(k) holdings, in determining whether the stock ownership requirements have been met. As of the end of the fiscal year, only Mr. Armstrong has not met the stock ownership requirements.

6.	Change in Control Benefits and Severance

Our senior executive team has been instrumental in successfully building the Company, and we believe it is important to provide benefits upon a change in control. We believe that the interests of stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of stockholders. None of Messrs. Moglia, Tomczyk, Armstrong or Engel will be entitled to any benefits unless there is a change of control of the Company and his employment is terminated without cause or he resigns with good reason. We utilize this dual-trigger change of control provision because we believe that triggering payments simply upon a change of control is not in the Company’s or stockholders’ best interests.

7.	Tax Treatment

The compensation committee designs certain components of executive compensation to preserve income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

The Company believes that the cash bonuses paid and stock-based awards granted to executive officers under the MIP incentive plan are and will be fully deductible under section 162(m). In addition, the Company has adopted a general policy that all stock-based awards granted to its executive officers should generally only be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). The compensation committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, may approve compensation that is not fully deductible.

8.	Historical Stock Option Grant Procedures

The Company last granted stock options to employees on November 18, 2005, after which time it has utilized RSUs and PRSUs as incentive equity awards.

All stock options issued by the Company were issued with an exercise price at least equal to the fair market value of the underlying shares of Company common stock (which generally was determined based on the closing price of the common stock on the grant date), except the two broad-based grants described below and options assumed in the Datek Online Holdings Corp. merger. The Company has not coordinated its option grants with the release of non-public information and has found no evidence of fraud or manipulation in its stock option grant practices.

Following an internal review of its stock option grant practices, the Company identified two tranches of broad-based grants made under the LTIP issued with an exercise price less than the fair market value of the underlying common stock on the measurement date. In order to avoid the adverse tax impact of Section 409A of the Code, the Company implemented a tender offer. The tender offer provided employees the opportunity to amend these options to increase the exercise price to the actual fair market value of the common stock on the measurement date. The Company also made cash payments to its affected employees to compensate them for the increased exercise price required to avoid the adverse tax impact of Section 409A of the Code. The total cost of the cash payments made to affected employees was approximately $250,000 in fiscal year 2006 and $74,000 in fiscal year 2007.

9.	Actions Since End of Fiscal Year 2007

The table below summarizes RSUs granted to our named executive officers and Mr. Tomczyk for service during fiscal year 2007 as part of the annual equity incentive and discretionary RSUs. Because these grants were made in fiscal 2008, they are not included in the “Grants of Plan-based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables later in this section.

	Fiscal 2007
	Annual Equity Incentive		Discretionary
Name	$	# of RSUs	$	# of RSUs

Joseph H. Moglia	5,427,000	288,210	—	—
William J. Gerber	180,000	9,559	100,000	5,310
J. Joe Ricketts	587,925	31,222	—	—
T. Christian Armstrong	576,000	30,589	—	—
Bryce B. Engel	135,000	7,169	—	—
John R. MacDonald	—	—	—	—
Fredric J. Tomczyk	554,125	29,427	—	—

The number of RSUs granted was determined by dividing the dollar amount earned by $18.83, the average of the high and low price of the Company’s common stock for the 20 trading days ended October 18, 2007. These awards vest on the third anniversary of the grant date.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD AMERITRADE’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD AMERITRADE’s Annual report on Form 10-K for its 2007 fiscal year.

W. Edmund Clark, Chairman
Dan W. Cook III
Mark L. Mitchell

Compensation Committee Interlocks and Insider Participation

Messrs. Clark, Cook, Mitchell and Tomczyk served as members of the compensation committee during fiscal 2007. Although Mr. Tomczyk was a member of the compensation committee for part of fiscal 2007, he resigned from the board of directors and compensation committee prior to becoming an officer of the Company. During fiscal 2007, there were no compensation committee interlocks and no insider participation in compensation committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Summary Compensation Table

The following table provides information about compensation earned during fiscal year 2007 by Mr. Moglia, our chief executive officer, Mr. Gerber, our chief financial officer, our other three most highly compensated executive officers and Mr. MacDonald, our former chief operating officer who would have been among the three most highly compensated executive officers except he was not serving as an executive officer as of September 30, 2007. We refer to these individuals as our named executive officers. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards(1)(3)	Awards(2)(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Joseph H. Moglia	2007	1,000,000	6,166,672	—	2,673,000	89,470	9,929,142
Chief Executive Officer
William J. Gerber	2007	250,000	347,695	24,665	270,000	739	893,099
Executive Vice President, Chief Financial Officer
J. Joe Ricketts	2007	650,000	192,761	1,208,595	289,575	52,409	2,393,340
Chairman and Founder
T. Christian Armstrong	2007	400,000	958,204	—	864,000	946,243	3,168,447
Executive Vice President, Client Group
Bryce B. Engel	2007	300,000	433,019	24,665	315,000	609	1,073,293
Senior Vice President, Chief Brokerage Operations Officer
John R. MacDonald	2007	266,667	1,377,815	133,233	1,440,000	156,327	3,374,042
Former Executive Vice President, Chief Operating Officer

(1)	The amounts in this column represent the dollar amount of the expense related to RSUs and PRSUs recognized by the Company in fiscal 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share Based Payment (“No. 123R”).

(2)	The amounts in this column represent the dollar amount of the expense related to stock option awards recognized by the Company in fiscal 2007 for financial statement reporting purposes in accordance with SFAS No. 123R.

(3)	For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2007:

• Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.

• Part II — Item 8 — Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements

o Note 1. Nature of Operations and Summary of Significant Accounting Policies — Stock-based Compensation

o Note 12. Stock-based Compensation

(4)	The amounts in this column include the cash component of the fiscal year 2007 annual incentive awards earned under the MIP for the performance period ended September 30, 2007.

(5)	The amounts in this column are summarized in the following table:

	Income
	Taxes	Professional			Option
	Reimbursed	Services	Interest(a)	Amerivest(b)	Make-whole(c)	Other(d)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Joseph H. Moglia	36,640	40,147	10,800	1,883	—	—	89,470
William J. Gerber	—	—	—	—	739	—	739
J. Joe Ricketts	14,840	32,173	—	5,396	—	—	52,409
T. Christian Armstrong	6,760	6,988	—	—	—	932,495	946,243
Bryce B. Engel	54	—	—	—	555	—	609
John R. MacDonald	—	—	—	—	—	156,327	156,327

(a)	Represents the value of imputed interest on a non-interest bearing loan to Mr. Moglia for Medicare taxes on his deferred compensation arrangement. For further discussion of this loan agreement, dated September 13, 2001, see the Certain Relationships and Related Transactions section below.

(b)	Amounts represent fees waived for services rendered by Amerivest, the Company’s online investment advisory service.

(c)	During fiscal 2007, the Company determined that certain stock options granted during fiscal years 2002 and 2003 were issued with an exercise price less than the fair market value of the underlying common stock on the measurement date for accounting purposes, therefore subjecting the option holders to adverse tax consequences. In February 2007, in order to avoid the negative tax implications, the Company commenced a tender offer in which employees had the right to exchange their existing employee stock options for new stock options with a higher exercise price. The Company compensated employees for the reduced value of the new stock options by making cash payments. The amounts in this column represent cash payments received for the reduced value of new stock options.

(d)	The amount for Mr. Armstrong includes an $871,047 cash payment for Restricted Share Units based on the stock of TD that vested in December 2006 related to his previous employment with TD Waterhouse. The Company assumed the obligations under the TD Restricted Share Units upon its acquisition of TD Waterhouse in fiscal 2006. Mr. Armstrong also received $61,385 for a housing allowance and a $63 gift certificate. The amount for Mr. MacDonald includes payments of $133,333 for post-termination salary continuation and $22,994 for unused vacation under his separation and release agreement.

Grants of Plan-based Awards

The following table summarizes equity awards granted to our named executive officers in fiscal year 2007 under our LTIP. Equity awards granted in fiscal year 2008 for services rendered in fiscal year 2007 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2007.”

						All Other	All Other		Grant
						Stock	Option		Date
						Awards:	Awards:		Fair
						Number of	Number of	Exercise or	Value
			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
			Threshold	Target	Maximum	Units	Options	Awards	Awards
	Grant Date		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Name	(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)

Joseph H. Moglia	11/15/2006	(1)	—	233,739	280,486	—	—	—	3,833,320

William J. Gerber	10/25/2006	(1)	—	5,570	6,684	—	—	—	87,948
	3/23/2007	(2)	—	—	—	—	1,297	4.82	—

J. Joe Ricketts	12/8/2006	(3)	—	—	—	21,424	—	—	371,064

T. Christian Armstrong	10/25/2006	(1)	—	23,946	28,735	—	—	—	378,098

Bryce B. Engel	10/25/2006	(1)	—	6,444	7,732	—	—	—	101,748
	3/23/2007	(2)	—	—	—	—	973	4.82	—

John R. MacDonald	3/27/2007	(4)	—	23,946	28,735	—	—	—	374,755
	3/27/2007	(5)	—	96,758	116,109	—	—	—	1,514,263
	3/27/2007	(6)	—	—	—	—	30,575	3.51	1,223
	3/27/2007	(6)	—	—	—	—	162,138	3.99	7,296

(1)	These PRSUs represent the equity component of the fiscal year 2006 annual incentive award. The PRSUs vest over three years based on the Company’s EPS in each of fiscal year 2007, 2008 and 2009. At the end of each fiscal year, actual performance in that year determines the vesting of one-third of the award. Actual performance may result in 0% to 120% of the target units ultimately being earned as reflected in columns (b), (c) and (d). An executive officer is not entitled to any previously vested PRSU unless he is either employed by the Company at the end of the three-year vesting period or otherwise entitled under the severance or change in control provisions of his employment agreement. The Company measures the fair value of the PRSUs based upon the volume-weighted average market price, or VWAP, of the underlying common stock as of the date of the grant. The VWAP on October 25, 2006 and November 15, 2006 was $15.7896 and $16.40 per share, respectively. The grant date fair value in column (h) reflects the target number of PRSUs assuming the performance goals are attained at 100%. The actual number of shares ultimately issued may differ based on actual performance.

(2)	Represents the number of stock options exchanged under the Section 409A tender offer. Because the replacement options were granted with higher exercise prices than the original options, there was no incremental value associated with the exchange of these options. For further details regarding the tender offer, see note (4)(c) to the Summary Compensation Table above.

(3)	These RSUs represent the equity component of the fiscal year 2006 annual incentive award for Mr. Ricketts at a fair value of $17.32 per share (VWAP of the underlying common stock as of the date of the grant). The RSUs vest on the third anniversary of the grant date.

(4)	In connection with Mr. MacDonald’s retirement, the Company entered into a separation and release of claims agreement that provides for the continued vesting of PRSUs granted in calendar year 2006 based on the Company’s actual performance in accordance with the terms of the applicable grant. The PRSUs in this row represent the equity component of the fiscal year 2006 annual incentive award as described in note (1) above. The continued post-termination vesting of the PRSUs is considered a modification of the original grant. The fair value per PRSU was measured based on the VWAP of $15.65 per share on March 27, 2007, the date of modification. The grant date fair value in column (h) reflects the target number of PRSUs assuming the performance goals are attained at 100%. The actual number of shares ultimately issued may differ based on actual performance.

(5)	In connection with Mr. MacDonald’s retirement, the Company entered into a separation and release of claims agreement that provides for the continued vesting of PRSUs granted in calendar year 2006 based on the Company’s actual performance in accordance with the terms of the applicable grant. The PRSUs in this row represent the special award made in fiscal 2006 in connection with the closing of the acquisition of TD Waterhouse. For additional information regarding this special PRSU award, see the Special PRSUs section of this discussion below. The continued post-termination vesting of the PRSUs is considered a modification of the original grant. The fair value per PRSU was measured based on the VWAP of $15.65 per share on March 27, 2007, the date of modification. The grant date fair value, in column (h), reflects the target number of PRSUs assuming the performance goals are attained at 100%. The actual number of shares ultimately issued may differ based on actual performance.

(6)	In connection with Mr. MacDonald’s retirement, the Company entered into a separation and release of claims agreement that provides for an extension of the exercise period for vested options granted in October 2002 and January 2003 until December 31, 2007. The extension of the exercise period for vested options is considered a modification of the original option grants. The option awards in these rows represent the vested options granted in October 2002 and January 2003 that were modified on March 27, 2007. Column (h) reflects the incremental value of the options as a result of the modification, calculated in accordance with SFAS No. 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised and unvested option awards, unvested RSUs and PRSUs with performance conditions that have not been satisfied or that have not vested. The vesting schedule is shown for each grant in the footnotes to the table. The market value of the stock awards is based on $18.22, the closing market price of the Company’s common stock on September 28, 2007 (the last business day of fiscal 2007). The PRSUs are subject to performance conditions based on diluted earnings per share and operating cost synergies related to the acquisition of the TD Waterhouse, which are further described below.

	Option Awards					Stock Awards
											Equity
									Equity		Incentive
								Market	Incentive		Plan Awards:
						Number		Value	Plan Awards:		Market or
						of Shares		of Shares	Number of		Payout Value
	Number of	Number of				or Units		or Units	Unearned		of Unearned
	Securities	Securities				of Stock		of Stock	Shares, Units		Shares, Units
	Underlying	Underlying				That		That	or Other		or Other
	Unexercised	Unexercised		Option		Have		Have	Rights That		Rights That
	Options	Options		Exercise	Option	Not		Not	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)

Joseph H. Moglia	9,000,000	—		3.90	3/1/13
						—		—	483,792	(4)	8,814,690
						70,121	(2)	1,277,605	155,826	(5)	2,839,150

William J. Gerber	2,334	—		12.92	11/3/09
	5,707	—		7.81	12/11/10
	3,891	—		4.25	10/24/11
	1,297	—		4.82	10/24/11
	129,710	—		3.99	1/22/13
						—		—	33,865	(4)	617,020
						1,671	(2)	30,446	3,713	(5)	67,651

J. Joe Ricketts	1,154,937	—		1.64	11/11/07
	387,443	—		12.92	11/3/09
	977,290	—		4.25	10/24/11
	104,827	—		3.51	10/31/12
	729,618	243,207	(1)	8.41	8/5/14
						21,424	(3)	390,345	—		—

T. Christian Armstrong						—		—	96,758	(4)	1,762,931
						7,183	(2)	130,874	15,964	(5)	290,864

Bryce B. Engel	2,334	—		12.92	11/3/09
	7,393	—		7.81	12/11/10
	2,918	—		4.25	10/24/11
	973	—		4.82	10/24/11
	129,710	—		3.99	1/22/13
						—		—	48,379	(4)	881,465
						1,933	(2)	35,219	4,296	(5)	78,273

John R. MacDonald	113,107	—		17.88	3/27/10
	129,710	—		7.71	5/17/11
	155,478	—		4.25	10/24/11
						—		—	96,758	(4)	1,762,931
						7,183	(2)	130,874	15,964	(5)	290,864

(1)	These nonqualified stock options vest on August 5, 2008.

(2)	Represents one-third of the equity component from the fiscal 2006 annual incentive award, which consisted of PRSUs. The Company’s EPS performance for fiscal years 2007, 2008 and 2009 will each determine one-third of the total number of PRSUs that may ultimately vest. The number of units in this column reflects the actual fiscal 2007 EPS performance result of 90%. The PRSUs for Mr. Moglia are scheduled to vest on November 16, 2009. The PRSUs for the other named executive officers vest on October 25, 2009.

(3)	These RSUs vest on December 8, 2009.

(4)	These special PRSUs are subject to performance conditions based on realization of operating cost synergies from the integration of TD Waterhouse. The special PRSUs are further described under “Special PRSUs”

below. The number of units in this column reflects the target number of PRSUs assuming performance goals are attained at 100%. The special PRSUs are scheduled to vest on March 10, 2009.

(5)	Represents two-thirds of the equity component from the fiscal year 2006 annual incentive award, which consisted of PRSUs. The Company’s EPS performance for fiscal years 2007, 2008 and 2009 will each determine one-third of the total number of PRSUs that may ultimately vest. The number of units in this column reflects the target number of PRSUs to be determined based on fiscal 2008 and 2009 EPS assuming performance goals are attained at 100%. The PRSUs for Mr. Moglia are scheduled to vest on November 16, 2009. The PRSUs for the other named executive officers are scheduled to vest on October 25, 2009.

Special PRSUs

The special PRSU awards were granted in fiscal year 2006 in connection with the closing of the acquisition of TD Waterhouse. One hundred percent of these special PRSUs will vest in March 2009 if the Company achieves $328 million of operating expense reductions between March 2006 and March 2009. This clear measure and specific target are tied directly to the achievement of the synergy savings expected from the acquisition of TD Waterhouse. The compensation committee established a range of payouts from 0% to 120% based on the percentage of fixed costs achieved relative to a target of $328 million of operating expense reductions.

The special PRSU awards made in fiscal year 2006 in connection with the closing of the acquisition of TD Waterhouse were as follows:

	Special PRSU Award
Named Executive Officer	$	# of PRSUs at Target

Joseph H. Moglia	10,000,000	483,792
William J. Gerber	700,000	33,865
J. Joe Ricketts	—	—
T. Christian Armstrong	2,000,000	96,758
Bryce B. Engel	1,000,000	48,379
John R. MacDonald	2,000,000	96,758

Total value of each special PRSU award (rounded to the nearest hundred dollars) and number of the special PRSUs awarded was determined using target performance and a per-share value of $20.67, the average of the high and low price of the Company’s common stock for the 20 trading days ended March 9, 2006.

If the performance objective is achieved, each restricted stock unit will provide for the payment of one share of common stock of the Company. We believe that the use of PRSUs provides a direct link to performance over the performance period and is consistent with the objectives to have a significant link in the incentive program to both the annual and long-term interests of stockholders.

Special Award for COO

In connection with Mr. Tomczyk’s employment as chief operating officer during the fourth quarter of fiscal 2007, he received a special equity award with a target of 270,833 PRSUs. The number of PRSUs that may ultimately vest will range between 0% and 120% of the target number and will be based on the Company’s achievement of a fiscal 2008 EPS goal. The fiscal 2008 EPS target for this award is $1.27, the midpoint of the EPS forecast per the Company’s October 23, 2007 Outlook Statement. For each $0.01 in fiscal 2008 EPS below the target, the payout percentage decreases 1%. For each $0.01 in fiscal 2008 EPS above the target, the payout percentage increases 2.5%, up to a maximum of 120% of the target. These PRSUs vest on July 9, 2010. The compensation committee determined that the midpoint of the forecast was appropriate because Mr. Tomczyk began his employment during the fourth quarter of fiscal 2007.

Option Exercises and Stock Vested

The following table summarizes stock option exercises for the named executive officers during fiscal 2007. There were no stock awards that vested for the named executive officers during fiscal 2007.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Joseph H. Moglia	—	—
William J. Gerber	—	—
J. Joe Ricketts	—	—
T. Christian Armstrong	—	—
Bryce B. Engel	—	—
John R. MacDonald	192,713	3,286,943

Non-qualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation of our named executive officers in fiscal year 2007.

Aggregate
	Earnings/	Aggregate	Aggregate
	(Losses) in	Withdrawals/	Balance at
	Last FY	Distributions	Last FYE
Name	($)	($)	($)

Joseph H. Moglia(1)	892,080	—	16,978,800
William J. Gerber	—	—	—
J. Joe Ricketts	—	—	—
T. Christian Armstrong	—	—	—
Bryce B. Engel	—	—	—
John R. MacDonald(2)	(132,998)	932,660	300,940

(1)	Under Mr. Moglia’s initial employment agreement entered into in March 2001, the Company credited Mr. Moglia with $15.6 million of deferred compensation. The deferred compensation vested ratably over a two-year period ended in March 2003. This deferred compensation was previously reported in the summary compensation table in the amounts of $4.5 million, $7.8 million and $3.3 million for fiscal years 2001, 2002 and 2003, respectively. During fiscal 2007, Mr. Moglia’s deferred compensation was deemed to be invested in 10 AAA auction rate preferred securities until May 14, 2007. On May 14, 2007, the compensation committee approved the replacement of the 10 AAA auction rate preferred securities investment option with investment options based on 1-month, 3-month and 1-year London Interbank Offered Rates. The earnings reported for fiscal 2007 are not above-market or preferential and therefore are not reported in the Summary Compensation Table. Mr. Moglia has elected to receive a single lump sum distribution of his deferred compensation, payable as soon as practicable following his termination of employment.

(2)	Mr. MacDonald participated in the Company’s Executive Deferred Compensation Program, or EDCP. The EDCP provides executive officers and other eligible highly-compensated employees with the opportunity to enter into agreements to defer up to 100% of performance-based incentive compensation otherwise owed to the participant to a future date selected by the participant. The deferred amounts are awarded under the LTIP in the form of performance stock units which are settled in shares of Company common stock at the date selected by the participant. The deferred compensation account of any participant is credited with a number of performance stock units based on the 3-month average closing price of shares of Company common stock immediately prior to the date of deferral. The aggregate losses during fiscal 2007 resulted from changes in the market value of the underlying Company common stock. These losses are not above-market or preferential and therefore are not reported in the Summary Compensation Table. Mr. MacDonald received a distribution of 55,982 shares on

January 3, 2007, with a value of $932,660 based on the $16.66 closing market price of the common stock on that date. As of September 30, 2007, Mr. MacDonald had 16,517 performance stock units remaining in his deferred compensation account. The compensation related to the performance stock units outstanding at September 30, 2007 was previously reported in the summary compensation table for fiscal 2003 in the amount of $160,125.

Potential Payments Upon Termination or Change-in-Control

Introduction and Overview

The Company has entered into employment agreements with each of its named executive officers other than Mr. Gerber. The Company has also entered into an employment agreement with Mr. Tomczyk. The employment agreements require the Company to provide compensation and benefits to the executives under these agreements and certain plans maintained by the Company in the event of a termination of employment or a change in control of the Company. The tables and discussion below for our named executive officers and Mr. Tomczyk are separated into six sections: (1) our chief executive officer, (2) our chief financial officer, (3) our founder and chairman, (4) Messrs. Armstrong and Tomczyk, (5) Mr. Engel and (6) Mr. MacDonald. Each table includes columns for specific circumstances that would have been applicable as of September 28, 2007 (the last business day of fiscal 2007) to trigger payments or the provision of benefits.

Compensation Plans and Award Agreements

Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. Under the PRSU and RSU award agreements the consequences of death, disability, retirement, termination without cause and change in control are:

Triggering Event	Consequence

Death	Award vests and settles as soon as practicable

Disability or retirement	Award continues to vest in accordance with its terms, whether or not the executive is employed on the settlement date

Termination without cause	Award is pro-rated through the date of termination and then vests in accordance with its terms

Change in control	Award continues to vest in accordance with its terms in the event of termination for any reason, other than cause, within 24 months after a change in control

Subject to the terms and conditions of the applicable employment agreement (described below) or award agreement, under the LTIP, in the event of a change in control, an award of RSUs or PRSUs will fully vest immediately prior to the change in control, unless the award is assumed, substituted or replaced by the successor company. “Change in control” under the LTIP and the PRSU and RSU award agreements is defined as:

•	a change in the ownership of the Company, which will occur on the date that any one person or a group acquires ownership of Company common stock that, together with the common stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Company common stock;

o	however, the acquisition of additional common stock by any person or a group, who is considered to own more than 50% of the total fair value or total voting power of the common stock of the Company is not be considered a “change in control”;

•	a change in the effective control of the Company, which will occur on the date that: (i) the board determines, in its sole discretion, that any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of Company common stock possessing up to 50% or more of the total voting power of Company common stock or (ii) a majority of members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; or

•	a change in the ownership of a substantial portion of the Company’s assets, which will occur on the date that any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 50% of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions,

o	other than (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (ii) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s common stock; (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (c) a person or a group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding common stock of the Company; or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in this clause (c) above.

Persons will be considered to be acting as a group if they are owners of a corporation that enters into a business transaction with the Company. Additionally, notwithstanding any public disclosure to the contrary, TD and the Ricketts holders together will not be considered to have formed a group solely as a result of being parties or bound by the stockholders agreement. Any future actions, agreements and arrangements between TD and the Ricketts holders outside of the rights and obligations of the stockholders agreement will be taken into account when considering whether TD and the Ricketts holders have formed a group in the future.

Employment Agreements

Except as specifically indicated in the separate tables below, we used the following assumptions in calculating the amounts included the tables and discussion below:

•	As required by SEC rules, the triggering event causing the payment occurred on September 28, 2007, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was determined using $18.22, the closing market price on that date.

•	We treat all amounts of base salary that were earned and accrued as of the date of the triggering event as paid immediately prior to the triggering event in accordance with the Company’s customary payroll practice.

•	Accrued but unused vacation is based on the outstanding balance as of September 28, 2007.

•	The value of health benefits is based upon the same assumptions we use for financial reporting purposes; specifically, the 94GR mortality table and the Company providing health care coverage to the applicable executive officer and his spouse until the death of each of them.

Chief Executive Officer

On May 19, 2006, the Company and Mr. Moglia entered into an employment agreement under which he serves as the CEO of the Company. The agreement was amended on June 23, 2006. Following is a brief summary of certain terms of his employment agreement.

Moglia Employment Agreement

Provision	Summary Description

Position	CEO

Term	5 years, commencing May 19, 2006
• 3-year initial term
• Written notice of non-renewal may be provided by either party at least 60 days before expiration of the initial term
• Automatic extension for 2-year period following the initial term if non-renewal notice not provided

Base Salary	$1,000,000 per year

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $3,000,000

Equity Compensation	Participation in LTIP
• Special grant of 580,550 PRSUs at maximum (483,792 PRSUs at target)
• Annual equity award with a target value of $6,000,000

Benefits	Participation in employee benefit plans, policies and arrangements applicable to other executive officers.
Mr. Moglia is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.

Change of Control	Mr. Moglia’s employment agreement includes a “double trigger” for change of control events, meaning he is not entitled to any payments or benefits merely because a change of control occurs.
Payments in connection with a change of control of the Company will be made to Mr. Moglia
• if the Company terminates his employment without cause or if Mr. Moglia terminates his employment for good reason within twelve months following a change of control,
• if during the initial term the Company elects not to renew his employment agreement for the additional two-year term and a change of control occurs within ninety days thereafter or

  •   if the Company terminates his employment without cause or if Mr. Moglia terminates his employment for good reason during the period commencing on the day the Company enters into an agreement in principle effecting a change of control and ending on the day following the closing of such change of control.

The definition of a change of control is provided below under the heading “Definitions Under Mr. Moglia’s Employment Agreement.”

Conditions to Receipt of Termination Payments and Benefits	As a condition to receiving severance payments, Mr. Moglia is required to enter into a release of claims and abide by non-competition, non-solicitation and non-disparagement covenants. These covenants are described below under the heading “Conditions to Receipt of Termination Payments and Benefits.”

Definitions	The definition of the following terms used in the table below come from Mr. Moglia’s employment agreement and are fully described below under the heading “Definitions Under Mr. Moglia’s Employment Agreement.”
• cause
• change of control
• disability
• good reason
• severance period

The following table sets forth the potential payments to Mr. Moglia upon termination, non-renewal or a change of control, based on the terms of his employment agreement.

	Termination Without Cause,
	Resignation for Good Reason, or
	Company’s Non-Renewal				Voluntary
			In		Termination
			Connection		Without
	During		With a		Good Reason
Payment or	Initial		Change of		During
Benefit Description	Term(5)		Control		Initial Term(5)		Disability		Death

Compensation:
Base Salary	$1,635,616		$3,000,000	(8)	$—		$—		$—
Annual Cash Incentive	7,606,849	(6)	11,700,000	(9)	2,700,000	(11)	2,700,000	(11)	2,700,000	(11)
Deferred Compensation(1)	16,978,800		16,978,800		16,978,800		16,978,800		16,978,800
Equity:
Annual Equity Incentive	11,400,000	(7)	18,000,000	(10)	—		5,400,000	(12)	5,400,000	(12)
Fiscal 2006 Annual PRSUs(2)	4,116,767		4,116,767		—		4,116,767		4,116,767
Special PRSUs(3)	8,814,690		8,814,690		—		8,814,690		8,814,690
Options(4)	—		—		—		—		—
Benefits and Perquisites:
Accrued Vacation(13)	80,736		80,736		80,736		80,736		80,736
Post-retirement Health Care(14)	356,000		356,000		—		356,000		356,000
Office and Secretarial Service(15)	550,000		550,000		—		—		—
Aircraft Usage(16)	206,100		206,100		—		—		—

Total	$51,745,558		$63,803,093		$19,759,536		$38,446,993		$38,446,993

(1)	Compensation under Mr. Moglia’s deferred compensation plan became fully vested in fiscal 2003. For information about Mr. Moglia’s deferred compensation, see note (1) to the table under the heading “Non-qualified Deferred Compensation.”

(2)	PRSUs are treated as fully earned and the actual number of PRSUs which are considered vested are determined (i) by actual performance for any completed performance period through the date of termination and (ii) as if actual performance equaled target performance for any remaining performance periods after date of termination. This represents the value of an annual award of 233,740 PRSUs for fiscal 2006, with one-third of the award reflecting actual fiscal 2007 EPS performance and two-thirds of the award reflecting performance at target.

(3)	PRSUs are treated as fully earned and vested as if actual performance equaled target performance. This represents the value of a special award of 483,792 PRSUs at target performance.

(4)	Options are unaffected by termination because all were vested as of September 28, 2007.

(5)	The severance period runs from September 29, 2007 until May 18, 2009, which is 1 year and 232 days.

(6)	Represents payment of annual cash incentive equal to the actual payment for fiscal year 2007 and the target value for the remainder of the severance period.

(7)	Represents payment for the actual value of the annual RSU grant for fiscal year 2007 and the target value for fiscal 2008.

(8)	Represents payment of base salary for three years after the termination date.

(9)	Represents payment of annual cash incentive equal to the actual payment for fiscal year 2007 and the continued payment of annual cash incentive at target for three years after the termination date.

(10)	Represents payment in cash of three years of annual awards at target.

(11)	Represents actual annual cash incentive earned for fiscal 2007.

(12)	Represents payment for the value of the annual RSU grant based on actual performance for fiscal year 2007.

(13)	Based on the outstanding balance as of September 28, 2007.

(14)	Under Mr. Moglia’s employment agreement, post-retirement medical coverage is provided for him, his spouse and his eligible dependents for his life or his spouse’s life if she survives him. This coverage is secondary to his Medicare benefits.

(15)	Under Mr. Moglia’s employment agreement, he is entitled to an office at Company headquarters or a location of his choosing, with the cost and size of the office reasonably determined by the audit committee, and an experienced full-time personal executive assistant employed by the Company and covered by the Company’s benefit plans, for a period of five years following the date of termination.

(16)	Under Mr. Moglia’s employment agreement, he is entitled to use of a private aircraft when traveling at the Company’s request. This represents the estimated cost of private aircraft usage to travel to board meetings for the remainder of the severance period assuming Mr. Moglia agrees to and is requested by the board of directors to continue to serve as a director after termination.

In addition to the payments and benefits described in the table above, Mr. Moglia is entitled to receive the following in the event his employment is terminated for any reason:

•	accrued unpaid base salary up to the date of termination, which we treat as having been paid immediately prior to the triggering event;

•	unpaid but earned annual incentive for any completed fiscal year;

•	benefits or compensation as provided under employee benefit and compensation agreements or plans applicable to him;

•	unreimbursed business expenses; and

•	rights to indemnification and contribution under our charter, bylaws and indemnification agreement.

Conditions to Mr. Moglia’s Receipt of Termination Payments and Benefits

Restricted Period.  As a condition to the receipt of any severance payments and benefits, Mr. Moglia is required to execute a separation and release of claims agreement and is subject to non-competition and non-solicitation covenants for

•	the greater of one year or the remainder of the initial three-year term, if termination occurs during the initial three-year term,

•	the greater of six months or the remainder of the additional two-year term, if the termination occurs during the additional two-year term,

•	18 months, if the termination is in connection with a change of control or

•	six months, if the termination occurs at the completion of the entire term of the agreement.

Non-competition.  During the restricted period, Mr. Moglia is prohibited (without the written consent of the board) from engaging or participating in any business, within any state in the United States where the Company conducts business, which is engaged in any activities or business competitive with any of the primary businesses conducted by the Company or any of its affiliates. “Primary businesses” is defined as an on-line brokerage business, including active trader and long-term investor client segments, and also includes any other business conducted by the Company at the date of termination (unless such business is de minimis as compared to the on-line brokerage business) and any such other business formally proposed (and considered at a meeting of the board of directors) to be conducted by the Company or any of its affiliates during the twelve-month period prior to the date of termination, or collectively, a competitive business.

Mr. Moglia is not restricted from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimis as compared to its core business in terms of revenue and/or resources and (ii) his involvement with such company excludes, directly or indirectly, the on-line brokerage business during the restricted period.

During the restricted period, neither Mr. Moglia, nor any business in which he may engage or participate in, will directly or indirectly, (i) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company to patronize any competitive business, other than a customer or vendor that was already a customer or vendor of the competitive business at the time Mr. Moglia’s employment with the Company is terminated, and will only apply to vendors that supply products or services that are by their nature specialized and significant to the Company in relation to any of the primary businesses of the Company at the time of termination; (ii) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer’s or vendor’s business with the Company or any of its affiliates; or (iii) compete with the Company or any of its affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a competitive business.

Non-solicitation.  During the restricted period, neither Mr. Moglia nor any business in which he may engage or participate in will (i) knowingly hire, solicit for hire or attempt to hire any key employee of the Company or any of its affiliates or (ii) encourage any key employee of the Company or any of its affiliates to terminate such employment. Key employee means current employees whose base annual salary exceeds $200,000, as well as anyone employed by the Company or any of its affiliates within the prior six months from Mr. Moglia’s date of termination whose base annual salary exceeds $200,000. However, this restriction will not preclude any business in which Mr. Moglia may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Mr. Moglia otherwise complies with clauses (i) and (ii) immediately above.

Non-disparagement.  During the restricted period, Mr. Moglia is prohibited from knowingly disparaging, criticizing or otherwise making any derogatory statements regarding the Company, its directors or its officers.

Definitions Under Mr. Moglia’s Employment Agreement

“Good reason” means the occurrence of any of the following without Mr. Moglia’s express written consent:

•	the appointment of any individual other than Mr. Moglia as CEO of the Company;

•	any failure by the Company to provide Mr. Moglia with the duty to report to the board of directors or any material and adverse reduction in such reporting, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly following the Company receiving notice of such failure;

•	a material reduction in the kind or level of employee benefits to which Mr. Moglia is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•	a reduction (even if permitted under the applicable plan documents, grant or award) in Mr. Moglia’s base salary, target annual incentive, special grant or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied (and continues to apply) to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, special grant or annual award by a percentage reduction of 10% or less in the aggregate;

•	the relocation of Mr. Moglia to a facility or location more than twenty-five miles from his current place of employment; or

•	the failure of the Company to obtain the assumption of Mr. Moglia’s employment agreement by a successor.

The failure of the Company’s stockholders to elect or reelect Mr. Moglia to the board of directors will not constitute good reason.

“Cause” means Mr. Moglia’s conviction of, or plea of nolo contendere to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by him in the course of his employment with the Company.

“Change of control” has the same meaning as set forth in the LTIP and disclosed above under the heading “Compensation Plans and Award Agreements.”

“Disability” means Mr. Moglia is prevented from performing his material duties under his employment agreement by reason of any medically determinable physical or mental impairment, with reasonable accommodation, on a substantially full-time basis for not less than 180 consecutive calendar days.

“Severance period” means, if Mr. Moglia’s employment is terminated during the initial three-year term of the agreement, the greater of: (i) the period of time commencing on the date of the termination of Mr. Moglia’s employment and continuing for the remainder of the initial term or (ii) one year. If Mr. Moglia’s employment is terminated during the additional two-year term, “severance period” will mean the greater of: (i) the period of time commencing on the date of the termination of Mr. Moglia’s employment and continuing for the remainder of the additional term or (ii) one year.

Chief Financial Officer

Mr. Gerber, our chief financial officer, does not have an employment agreement that provides compensation or benefits in the event of termination of employment or change in control, but he would be entitled to the benefits described above under the MIP, LTIP and RSU and PRSU award agreements in the event of death, disability, retirement, change in control or termination without cause.

In the event of termination due to death, disability, retirement or change in control, Mr. Gerber would have been entitled to receive the following as of September 28, 2007:

•	$270,000, the actual cash incentive earned for fiscal 2007

•	Continued vesting of all equity grants in accordance with their terms, the value of which would have been:

o	$174,165, the value of the fiscal 2007 annual equity award of 9,559 RSUs;

o	$98,103, the value of the fiscal 2006 annual equity award of 5,570 PRSUs at target, with one-third of the award reflecting actual fiscal 2007 EPS performance and two-thirds of the award reflecting performance at target; and

o	$617,020, the value of a special award of 33,865 PRSUs at target performance.

In the event of termination by the Company without cause, Mr. Gerber would have been entitled to receive the following as of September 28, 2007:

•	$270,000, the actual cash incentive earned for fiscal 2007 and

•	$205,673, one-third of the value of a special award of 33,865 PRSUs at target performance.

Chairman and Founder — J. Joe Ricketts

On October 1, 2001, the Company and Mr. J. Joe Ricketts entered into an employment agreement under which he serves as the chairman of the Company. His employment agreement was amended on August 5, 2004. Following is a brief summary of certain terms of his employment agreement.

Ricketts Employment Agreement

Provision	Summary Description

Position	Chairman

Term	4 years, commencing October 1, 2001
• Automatic 3-year extension following a change of control, with term ending September 30, 2008
o Datek acquisition constituted a change of control

Base Salary	$650,000 per year

Annual Incentive	Participation in MIP
• The compensation committee established an annual incentive target of $321,750 for fiscal year 2007

Equity Compensation	Participation in LTIP
• The compensation committee established a target of $653,250 of RSUs for fiscal year 2007

Benefits	• Participation in employee benefit plans, policies and arrangements applicable to other executive officers
• Fully equipped home offices
• Reimbursement for reasonable fees and expenses for legal, tax, accounting, financial and estate planning counseling and services
• Travel accident insurance and health and accident insurance
• Premiums on a $1,000,000 term life insurance policy
• Reasonable expenses (business or first class airfare) for travel between homes outside of Nebraska and the Company’s headquarters
• Reimbursement of travel and entertainment expenses incurred in connection with his employment

Post-employment Restrictive Covenants	As a condition to receiving severance payments, Mr. Ricketts is required to abide by non-competition and non-solicitation covenants. These covenants are described below under the heading “Restrictions on Activities Following Employment.”

Definitions	The definition of the following terms used in the table below come from the employment agreement of Mr. Ricketts and are fully described under the heading “Definitions in Ricketts Employment Agreement” below.
• breach of employment contract
• conviction of a crime
• disability
• intentional

The following table sets forth the potential payments to be received by J. Joe Ricketts upon termination.

	Company Termination					Ricketts Termination
		If the Company’s
	For Intentional	Common Stock
	Breach of	Closes Above $50
	Employment	per share for 60				For Company
	Contract or	Consecutive				Breach of
	Conviction of a	Trading				Employment		Voluntary
Benefit Description	Crime(1)	Days(2)		All Other(3)		Contract(4)		Resignation(5)		Disability(6)		Death

Compensation:
Base Salary	$—	$—		$650,000		$650,000		$—		$325,000		$—
Annual Cash Incentive	—	289,575	(7)	1,298,330	(8)	1,298,330	(8)	289,575	(7)	289,575	(7)	289,575	(7)
Equity:
Annual Equity Incentive	—	959,210	(9)	5,892,710	(10)	5,892,710	(10)	959,210	(9)	959,210	(9)	959,210	(9)
Options	—	—		2,385,861	(11)	2,385,861	(11)	—		2,385,861	(11)	2,385,861	(11)
Benefits and Perquisites:
Life Insurance Premiums(12)	2,930	2,930		2,930		2,930		2,930		2,930		—
Accrued Vacation(13)	—	—		—		—		—		—		—
Home Offices(14)	4,800	4,800		4,800		4,800		4,800		4,800		—
Losses on Options(15)	—	—		—		—		—		—		—

Total	$7,730	$1,256,515		$10,234,631		$10,234,631		$1,256,515		$3,967,376		$3,634,646

(1)	Mr. Ricketts is entitled to no payments, other than for earned and accrued (i) base salary that has not yet been paid, which we treat as having been paid immediately prior to the occurrence of the triggering event, (ii) unused vacation pay and (iii) unreimbursed expenses.

(2)	Mr. Ricketts is entitled to no payments, other than for earned and accrued (i) base salary that has not yet been paid, which we treat as having been paid immediately prior to the occurrence of this triggering event, (ii) bonus and stock option awards, (iii) unused vacation pay and (iv) unreimbursed expenses. We treat the 2007 fiscal year annual incentive as earned and accrued on September 28, 2007.

(3)	This column represents the termination payments related to the Company’s right to terminate Mr. Ricketts’ employment agreement for any reason, other than death, disability, intentional breach by Mr. Ricketts, his conviction of a crime and if the common stock of the Company closes above $50 per share for 60 consecutive trading days. The Company is required to provide not less than 60 days prior written notice.

(4)	Mr. Ricketts has the right to terminate his employment agreement in the event of any breach by the Company of its express obligations under the employment agreement involving (i) the failure to timely pay or reimburse amounts due under his employment agreement or (ii) an intentional material breach of any other provision of his employment agreement.

(5)	We treat the 2007 fiscal year annual incentive and annual equity award as earned and accrued on September 28, 2007.

(6)	Mr. Ricketts is entitled to receive 50% of his base salary until the earlier of the last day of the term of the agreement or the fifth anniversary of the disability.

(7)	Represents payment of annual cash incentive equal to the actual payment for fiscal year 2007.

(8)	Represents payment of annual cash incentive equal to the actual payment for fiscal year 2007 and the greater of Mr. Ricketts’ fiscal year 2002 annual cash bonus or fiscal year 2003 annual bonus, as required by his employment agreement.

(9)	Represents the value at September 28, 2007 of the fiscal year 2006 and 2007 equity awards of 21,424 RSUs and 31,222 RSUs, respectively.

(10)	Mr. Ricketts is entitled to receive an annual stock option award of 390,000 shares of Company common stock through the term of his employment agreement upon the occurrence of these termination events. These amounts represent the value of the fiscal year 2006 and 2007 equity awards of 21,424 RSUs and 31,222 RSUs, respectively and the value of a stock option award for 390,000 shares of common stock. The value of the stock option award was calculated using a Black-Scholes valuation model.

(11)	Represents the in-the-money value of Mr. Ricketts’ unvested stock options as of September 28, 2007. The unvested options continue to vest post-termination under the termination events indicated.

(12)	During the term of Mr. J. Joe Ricketts employment agreement, the Company is required to pay the premium for a $1,000,000 term life insurance policy on his life, payable to the beneficiary selected by him.

(13)	Based on the outstanding balance as of September 28, 2007.

(14)	Mr. J. Joe Ricketts is entitled to one or more fully equipped home offices. This represents the estimated costs associated with two home offices for the remaining term of his employment agreement.

(15)	In the event the Company terminates the employment of Mr. Ricketts for any reason other than as a result of (i) intentional breach of his employment agreement, (ii) conviction of a crime which results in material financial or other material harm to the Company or (iii) the closing price of the Company’s common stock exceeding $50 per share for sixty consecutive trading days, Mr. Ricketts is entitled to recover from the Company losses and damages, if any, attributable to the Company not permitting his exercise, or placing any limitation on any of his rights with respect to, any of his options.

Restrictions on Activities Following Employment

In the event:

•	the Company properly terminates Mr. Ricketts’ employment agreement as a result of his disability or his breach of its terms;

•	Mr. Ricketts terminates his employment agreement as a result of his disability; or

•	Mr. Ricketts voluntarily resigns (other than a resignation following a breach by the Company),

then Mr. Ricketts is not permitted, directly or indirectly, for five years following any such termination to:

•	alone or together or in association with others, be or become an employee, director, officer, agent or general partner of or in, or consultant to, any other company which competes with the business of the Company,

•	whether on his own account or as an employee, representative or agent of any other person, firm or company, intentionally endeavor to entice away from the Company any person earning annual compensation in excess of $125,000 or

•	intentionally do or say anything intended or calculated to lead any person, firm, company, other business or entity to breach its contract with the Company or otherwise cease doing business with the Company or divert, take away, solicit or interfere with any business of the Company.

Definitions in Ricketts Employment Agreement

“Breach of Employment Contract” means a breach of Mr. Ricketts’ express obligations under the agreement which is also (i) materially harmful to the Company and (ii) has not been cured or discontinued within 30 days after receipt of written notice specifying in detail the nature and circumstances of the alleged breach.

“Conviction of a crime” requires that material financial or other material harm to the Company has occurred.

“Disability” means inability due to illness or injury to perform his duties in a reasonably satisfactory manner for four consecutive months or for a total period of 75 or more of his working days in any period of 12 consecutive months.

“Intentionally” means an intentional act performed with awareness that such act was a violation of a provision of the employment agreement.

Messrs. Armstrong and Tomczyk

On May 23, 2006, the Company and Mr. Armstrong entered into an employment agreement under which he serves as executive vice president of the Company. Effective as of July 2, 2007, the Company and Mr. Tomczyk entered into an employment agreement under which he serves as chief operating officer.

As the employment agreements of Messrs. Armstrong and Tomczyk are substantial similar to one another, we have included together a brief summary of certain terms of these employment agreements.

Tomczyk & Armstrong Employment Agreement

Provision		Summary

Position	Tomczyk	Executive Vice President, Chief Operating Officer
	Armstrong	Executive Vice President, Client Group

Term	Tomczyk	5-year initial term
• Written notice of non-renewal may be provided by either party at least 60 days before expiration of the initial term
• Automatic extension for 1-year period following the initial term if non- renewal notice not provided
• Following additional term, renewal for additional 1-year term with mutual consent of the parties
	Armstrong	3-year initial term
• Written notice of non-renewal may be provided by either party at least 60 days before expiration of the initial term
• Automatic extension for 2-year period following the initial term if non- renewal notice not provided

Base Salary	Tomczyk	$500,000
	Armstrong	$400,000

Annual Incentive		Participation in MIP
	Tomczyk	Annual cash incentive target of $1,100,000
	Armstrong	Annual cash incentive target of $960,000

Equity Compensation		Participation in LTIP
	Tomczyk	• Annual equity award with a target of $2,000,000
• Special grant of 325,000 PRSUs at maximum (270,833 PRSUs at target)
	Armstrong	• Annual equity award with a target of $640,000
• Special grant of 116,109 PRSUs at maximum (96,758 PRSUs at target)

Benefits		Participation in employee benefit plans, policies and arrangements applicable to other executive officers.
Mr. Tomczyk is entitled to fly on private aircraft when traveling on Company-related business at the Company’s expense. Mr. Tomczyk is also entitled to receive a housing allowance of $10,000 per month for 12 months to assist with his relocation costs.

Mr. Armstrong is entitled to various benefits from TD in connection with his previous employment with TD, and his service with the Company is credited toward certain of these benefits.

Conditions to Receipt of Termination Payments and Benefits		As a condition to either of Messrs. Tomczyk or Armstrong receiving severance payments, each is required to enter into a release of claims and is required to abide by non-competition, non- solicitation and non-disparagement covenants. These covenants are described below under the heading “Conditions to Receipt of Termination Payments.”

Termination	The definition of the following terms used in the table below come from the employment agreements of Messrs. Tomczyk and Armstrong and are fully described below under the heading “Definitions in Tomczyk and Armstrong Employment Agreements.”

• cause
• change of control
• disability
• good reason

The following table sets forth the potential payments to be received by each of Messrs. Tomczyk and Armstrong upon termination.

					Voluntary
					Resignation After
					Notification to
					Company of Non-
	Termination Without Cause or				Renewal for
	Resignation for Good Reason				Additional Term		Death or Disability
Benefit Description	Tomczyk		Armstrong		Armstrong		Tomczyk		Armstrong

Compensation:
Base Salary	$1,000,000	(1)	$800,000	(1)	$—		$—		$—
Annual Cash Incentive	2,498,375	(2)	2,784,000	(2)	864,000	(3)	298,375	(3)	864,000	(3)
Equity:
Annual Equity Incentive	536,160	(4)	—		557,332	(4)	536,160	(4)	557,332	(4)
Fiscal 2006 Annual PRSUs	—		—		421,753	(5)	—		421,753	(5)
Special PRSUs	4,934,577	(6)	1,762,931	(7)	1,762,931	(6)	4,934,577	(6)	1,762,931	(6)
Benefits and Perquisites:
Accrued Vacation(8)	—		42,302		42,302		—		42,302

Total	$8,969,112		$5,389,233		$3,648,318		$5,769,112		$3,648,318

(1)	Represents the continued payment of base salary for two years after the termination date.

(2)	Represents payment equal to the actual payment for fiscal year 2007 and the continued payment of the annual cash incentive at the target level for two years after the termination date.

(3)	Represents payment equal to the actual payment for fiscal year 2007. Mr. Tomczyk joined the Company effective July 2, 2007. Because Mr. Tomczyk joined the Company during the fourth quarter of fiscal 2007, he was only eligible for a pro-rata portion of his targeted annual amount.

(4)	Annual equity awards are treated as fully earned and vested and such vested shares will be settled as set forth in the award agreement. This represents the value of the fiscal 2007 annual equity award of 29,427 RSUs and 30,589 RSUs for Messrs. Tomczyk and Armstrong, respectively.

(5)	This represents the value of the annual equity award for fiscal 2006 (23,946 PRSUs at target), with one-third of the award reflecting actual fiscal 2007 EPS performance and two-thirds of the award reflecting performance at target.

(6)	PRSUs are treated as fully earned and vested and such vested shares will be settled as set forth in the award agreement. This represents the value of special awards of 270,833 PRSUs and 96,758 PRSUs at target performance for Messrs. Tomczyk and Armstrong, respectively.

(7)	Under Mr. Armstrong’s employment agreement, all PRSUs granted as part of any annual awards or the special grant, which are due to become vested within two years of the end of the calendar year of such termination, are considered earned and vested and such vested shares are to be settled in accordance to the terms of the award agreement. This amount represents the value of the special award of 96,758 PRSUs at target performance that are scheduled to vest in March 2009.

(8)	Based on the outstanding balance as of September 28, 2007.

In addition to the payments and benefits described in the table above, each of Messrs. Tomczyk and Armstrong is entitled to receive the following in the event his employment is terminated for any reason:

•	accrued unpaid base salary up to the date of termination, which we treat as having been paid immediately prior to the triggering event;

•	unpaid but earned annual incentive for any completed fiscal year;

•	benefits or compensation as provided under employee benefit and compensation agreements or plans applicable to him;

•	unreimbursed business expenses; and

•	rights to indemnification and contribution under our charter, bylaws and indemnification agreement.

Conditions to Tomczyk’s and Armstrong’s Receipt of Termination Payments

Restricted Period.  As a condition to the receipt of any severance payment, each of Messrs. Tomczyk and Armstrong is required to execute a separation and release of claims agreement. Each is subject to non-competition and non-solicitation covenants.

Each of Messrs. Tomczyk and Armstrong are subject to the non-competition and non-solicitation covenants for:

•	two years from the date of termination, except as provided below;

•	one year, if the termination is in connection with a change of control;

•	one year, if Mr. Tomczyk or Mr. Armstrong voluntarily terminates his employment without good reason, and the Company agrees to pay such executive’s base salary for one year.

Non-competition, Non-solicitation and Non-disparagement.  Each of Messrs. Tomczyk and Armstrong is subject to non-competition, non-solicitation and non-disparagement covenants substantially similar to the covenants described above for Mr. Moglia.

Definitions in Tomczyk and Armstrong Employment Agreements

“Cause” means:

•	willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to him a written demand for performance from the board which describes the basis for the board’s belief that he has not substantially performed his duties and provides him with thirty days to take corrective action;

•	any act of personal dishonesty in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	conviction of, or plea of nolo contendere to, a felony that the board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•	being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability);

•	(i) obstructing or impeding; (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the board or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with his own attorney in connection with any such investigation will not constitute cause; or

•	disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company under his employment agreement, if (i) the disqualification, bar or loss continues for more than thirty days, and (ii) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

“Good reason” means the occurrence of any of the following, without the express written consent of Messrs. Tomczyk and Armstrong, as applicable:

•	a significant reduction of duties, position or responsibilities, relative to his duties, position or responsibilities in effect immediately prior to such reduction; provided that if he remains a part of the office of the chief executive in a position comparable with his skills and position as of the effective date of his employment agreement, a change to his title, and/or changes to the elements of his responsibility or duties (for example, becoming in charge of a different business unit or line of the Company) will not be considered as significant or constitute good reason;

•	a material reduction in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; however, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute good reason;

•	a reduction in base salary, target annual incentive or annual award as in effect immediately prior to such reduction; however, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the base salary, target annual incentive or annual award by a percentage reduction of 10% or less in the aggregate will not constitute good reason;

•	relocation to a facility or location more than 25 miles from his current place of employment; or

•	the failure of the Company to obtain the assumption of his employment agreement by a successor.

For Mr. Tomczyk, good reason also occurs if he is not appointed CEO in the event Mr. Moglia no longer serves as CEO and Mr. Tomczyk remains employed for six months following the public announcement of Mr. Moglia’s termination.

“Disability” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or receipt of income replacement benefits for a period of not less than three months under an applicable disability benefit plan of the Company.

“Change of control” has the same meaning set forth in the LTIP and disclosed above under the heading “Compensation Plans and Award Agreements.”

Excise Taxes

In the event that any of the benefits provided to either of Messrs. Tomczyk or Armstrong under his employment agreement constitutes “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the severance benefits payable under his employment agreement will be either (i) paid in full or (ii) paid in a lesser amount that would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts (taking into account the applicable federal, state and local income taxes and the excise tax) results in the receipt, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Internal Revenue Code.

Mr. Engel

On November 20, 2007, the Company and Mr. Engel entered into an agreement under which he serves as the chief brokerage operations officer. Following is a brief summary of certain terms of his employment agreement.

Engel Agreement

Provision	Summary Description

Position	Chief Brokerage Operations Officer

Term	12 months, with automatic renewal for additional 12-month terms unless notice not to renew is provided not less than 60 days prior to expiration

Base Salary	$300,000 per year

Annual Incentive	Participation in MIP with annual incentive target of $350,000

Equity Compensation	Participation in LTIP
• Annual equity award with a target of $150,000

Benefits	Participation in employee benefit plans, policies and arrangements applicable to other executive officers.

Conditions to Receipt of Termination Payments and Benefits	Following termination of his employment for any reason, Mr. Engel is required to abide by non-competition and non-solicitation provisions for 12 months.

Definitions	The definition of the following terms used below come from the employment agreement with Mr. Engel and are fully described under the heading “Definitions in Engel Agreement” below.
• cause
• change of control
• good reason

Assuming Mr. Engel’s agreement was in effect as of September 28, 2007 and in the event of termination by the Company without cause, by Mr. Engel for good reason or in connection with a change of control, Mr. Engel would have been entitled to receive:

•	$450,000, 18 months of base salary;

•	$840,000, the actual cash incentive earned for fiscal 2007 and 1.5 times the fiscal 2008 target annual incentive;

•	Continued vesting of all equity grants in accordance with their terms, the value of which was as follows:

o	$130,619, the value of the fiscal 2007 annual equity award of 7,169 RSUs;

o	$113,496, the value of an annual award of 6,444 PRSUs for fiscal 2006 at target, with one-third of the award reflecting actual fiscal 2007 EPS performance and two-thirds of the award reflecting performance at target;

o	$881,465, the value of a special award of 48,379 PRSUs at target performance; and

•	COBRA coverage for 18 months, with the Company paying the employer portion of premiums for 12 months.

Definitions in Engel Agreement

“Cause” means:

•	the failure to substantially perform duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise;

•	misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Mr. Engel’s credibility or reputation no longer conforms to the standard of the Company’s executives; or

•	breach of any restrictive covenants.

“Good Reason” means:

•	reporting to a chief operating officer other than Mr. Tomczyk or

•	no longer being a member of the senior operating committee and not being offered a position in any replacement committee of an equal level of responsibility so long as, in either event, at the Company’s discretion, Mr. Engel remains employed for a minimum of three months from the date of notice of termination for good reason and assists in an orderly transition of duties.

“Change of control” has the same meaning as set forth in the LTIP and disclosed above under the heading “Compensation Plans and Award Agreements.”

Mr. MacDonald

Mr. MacDonald retired from the Company effective June 1, 2007. In connection with Mr. MacDonald’s retirement, the Company entered into a separation and release of claims agreement with him that provided for:

•	continuation of his base salary through September 30, 2007, representing $133,333 of compensation for the post-termination period of June 1, 2007 through September 30, 2007;

•	cash payment of annual incentive bonus for fiscal year 2007, calculated based on a target of $1.6 million and using the actual performance of the Company in determining the percentage payout. The actual payout was $1,440,000; therefore, the pro-rata portion related to the post-termination period was $480,000;

•	continued vesting of performance restricted stock units granted in fiscal years 2006 and 2007 based on the actual performance of the Company in accordance with the terms of the applicable grant. The value of these PRSUs was $2,184,687 as of September 28, 2007, assuming actual performance for fiscal 2007 and target performance for performance periods not yet completed; and

•	extension of the exercise period for vested options granted in October 2002 and January 2003 until December 31, 2007. The incremental value of the extended exercise period calculated using a Black-Scholes option-pricing model was $8,519.

Non-employee Director Compensation and Stock Ownership Guidelines

Non-employee directors of the Company receive the following compensation under the terms of the TD AMERITRADE Holding Corporation 2006 Directors Incentive Plan:

Non-Employee Director Compensation	Amount

Annual Cash Retainer	$75,000
Annual Equity Grant	$75,000 in restricted stock units
Committee Chair Retainer	$10,000 ($25,000 for audit committee chair)
Board Meeting Fee	$3,000
Committee Meeting Fee	$2,500

The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD AMERITRADE and

•	align directors’ interests with the long-term interests of shareholders.

The annual cash retainer and the committee chair retainer are paid in advance at the beginning of each calendar year. Payments for meeting fees are made in four installments following the end of each quarter of service.

Under the 2006 Directors Incentive Plan, any non-employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company, and there are no formulas that would result in above-market or preferential earnings, other than interest earned on deferred cash awards. Pursuant to the terms of the 1996 Directors Incentive Plan, deferred cash awards earn interest at the prime rate as reported by The Wall Street Journal.

The number of restricted stock units under the annual equity grant is calculated by using the average closing price of the Company’s common stock for the 20 trading days prior to the grant date. The RSUs vest in one-third increments annually over three years from the date of grant. Vested RSUs are settled by issuing shares of Company common stock following the third anniversary of the grant date. However, a director may elect to defer the receipt of stock under the terms of any applicable deferred compensation plan. If the director terminates service as a non-employee director prior to the third anniversary of the grant date, the RSUs, to the extent vested on the date of such termination of service, are settled as soon as reasonably practicable after such termination. In the event of a change in control of the Company, the RSUs vest as soon as practicable after the change in control. RSUs do not have any voting rights and are not entitled to receive any dividends or distributions on common stock of the Company. In the event of the death of a non-employee director, the RSUs will vest and be settled in common stock of the Company. In the event of the disability of a non-employee director, the RSUs will continue to vest over the three-year vesting period whether or not the director continues to serve as a director of the Company.

Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the board of directors. The Company also provides liability insurance for its directors and officers.

The table below provides information on compensation for non-employee directors who served during fiscal year 2007. Compensation information for Mr. Moglia and Mr. J. Joe Ricketts, who are employee directors, is disclosed in the Summary Compensation Table earlier in this section.

DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash
		Deferred	Paid in		Nonqualified
		in Form of	Company		Deferred
	Paid in	Stock Units	Common	Stock	Compensation	All Other
	Cash(2)	or Cash(3), (7)	Stock(4)	Awards(5), (7)	Earnings(6)	Compensation(8)	Total
Name	($)	($)	($)	($)	($)	($)	($)

W. Edmund Clark(1)	—	—	—	—	—	—	—
Marshall A. Cohen	—	168,500	—	38,266	—	—	206,766
Dan W. Cook III	134,500	75,000	—	34,471	—	—	243,971
Michael D. Fleisher	—	—	—	—	—	25,000	25,000
William H. Hatanaka(1)	—	—	—	—	—	—	—
Glenn H. Hutchins	2,500	—	—	—	—	25,000	27,500
Mark L. Mitchell	—	197,333	—	22,793	2,396	—	222,522
Thomas J. Mullin	—	47,500	—	3,234	—	—	50,734
Wilbur J. Prezzano	—	137,000	—	38,266	—	—	175,266
J. Peter Ricketts(1)	—	—	—	—	—	—	—
Thomas S. Ricketts	—	116,500	—	34,471	—	—	150,971
Robert T. Slezak	144,500	—	—	23,493	—	—	167,993
Allan R. Tessler	—	—	179,833	22,793	—	—	202,626
Fredric J. Tomczyk(1)	—	—	—	—	—	—	—

(1)	Messrs. Clark and Hatanaka, employees of TD, and Tomczyk, a former employee of TD, elected not to receive compensation for services provided as a director. Mr. Tomczyk resigned as a director of the Company on June 5, 2007 to become the Company’s chief operating officer. Mr. J. Peter Ricketts was appointed to the board on October 2, 2007, thus he was not eligible to receive director compensation for fiscal year 2007.

(2)	This column shows amounts paid in cash for retainers and fees.

(3)	This column shows the dollar amount of retainers and fees deferred in the form of Company stock units for all directors, except for Mr. Mitchell, who deferred his retainer and fees in cash.

(4)	This column shows the dollar amount of retainers and fees paid in shares of Company common stock. The number of shares distributed was calculated by using the closing price of the Company’s common stock on the date of distribution.

(5)	This column shows the dollar amount of expense recognized for RSUs during the fiscal year in accordance with FAS No. 123R. In fiscal 2007, non-employee directors received a grant of RSUs for their annual equity grant. Each of the grants had a grant date fair value of $97,609, except for the grants to Messrs. Slezak and Mullin, which were prorated based on the amount of time they served on the board. Messrs. Slezak and Mullin were appointed to the board of directors on September 11, 2006 and June 5, 2007, respectively and the grant date fair value of their RSUs was $100,607 and $43,249, respectively.

(6)	This column shows the above-market interest earnings on deferred cash compensation.

(7)	The following table shows the aggregate number of outstanding deferred stock units, RSUs and stock option awards held by current and former non-employee directors as of September 30, 2007:

	Deferred	Restricted
	Stock Unit	Stock Unit	Option
	Awards	Awards	Awards
Name	(#)	(#)	(#)

W. Edmund Clark	—	—	—
Marshall A. Cohen	12,975	8,323	—
Dan W. Cook III	5,354	7,647	12,971
Michael D. Fleisher	—	—	—
William H. Hatanaka	—	—	—
Glenn H. Hutchins	—	—	25,942
Mark L. Mitchell	—	5,567	—
Thomas J. Mullin	2,310	2,139	—
Wilbur J. Prezzano	10,626	8,323	—
J. Peter Ricketts	—	—	—
Thomas S. Ricketts	15,742	7,647	25,942
Robert T. Slezak	—	5,738	26,579
Allan R. Tessler	—	5,567	—
Fredric J. Tomczyk	—	—	—

(8)	In connection with the resignations of Messrs. Fleisher and Hutchins as directors, the Company paid $25,000 to each of them in lieu of their restricted stock units, which were forfeited.

Under the Company’s non-employee director stock ownership guidelines, non-employee directors are required to own shares of the Company’s common stock with a value equal to at least $300,000 not later than the fifth anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director, restricted stock units and vested options. All non-employee directors with more than five years of service with the Company have met this guideline.

On November 15, 2007, the board of directors of the Company approved a special one-time cash payment to the members of the Mergers & Acquisitions Committee in the amount of $125,000 for the chairman and $100,000 for each of the other two members. This payment was made in recognition of the significant time and attention devoted by this committee during fiscal 2007. Because this payment was discretionary and was approved during fiscal 2008, it will appear in the Director Compensation table for fiscal year 2008.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions.  We review all relationships and transactions in which TD AMERITRADE and any person included in the table under the heading “Stock Ownership of Certain Beneficial Owners” - our directors, executive officers and any stockholder beneficially owing more than 5% of our common stock or any of their immediate family members — are participants to determine whether such persons have a direct or indirect material interest under the rules and regulations of the SEC. The Company’s corporate audit department is primarily responsible for the development and implementation of processes and controls to obtain information about related person transactions. In addition, under the Audit Committee charter, the Audit Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed. Any member of the Audit

Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval (or ratification) of the transaction.

During fiscal 2007, the Company paid approximately $217,000 to Citrix Systems, Inc. for information technology services. Asiff S. Hirji, the Company’s former president, client group, is a director of Citrix Systems, Inc.

A sibling of J. Joe Ricketts received severance and bonus compensation during fiscal 2007 of approximately $124,200 related to his prior service to the Company.

Under an agreement between the Company and Joseph H. Moglia, chief executive officer, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may offset the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. The balance of the loan was approximately $222,000 as of September 30, 2007.

Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

As a result of the Company’s acquisition of TD Waterhouse, TD became an affiliate of the Company. The Company transacts business and has extensive relationships with TD and certain of its affiliates. A description of significant agreements and transactions with TD and its affiliates is set forth below.

Registration Rights Agreement

The Company, the Ricketts holders and TD are a party to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock.

Demand Registrations

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.

Piggy Back Registrations

The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

Expenses

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.

Trademark License Agreement

The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The TD AMERITRADE Name

The Company is required to use the TD AMERITRADE name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD AMERITRADE name in the U.S. in corporate identity and marketing materials. The Company has further agreed to use the TD AMERITRADE name and, in conjunction with it, the TD logo, in other countries unless the Company reasonably determines such use would not be consistent with or to the benefit of the Company’s business in a particular country.

The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD AMERITRADE” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisers. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisers in the U.S.

Ownership and Protection of the TD AMERITRADE Name

TD and the Company jointly own the TD AMERITRADE name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD AMERITRADE name. The Company has further agreed to use commercially reasonable efforts to keep TD informed and to allow TD to provide reasonable input as to the registration, maintenance and prosecution strategy in connection with the TD AMERITRADE trademark. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD AMERITRADE trademark.

Indemnification

The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD AMERITRADE name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.

Term; Termination

The term of the trademark license agreement is 10 years from January 24, 2006, and is automatically renewable for additional periods of 10 years, unless earlier terminated. The Company and TD can each terminate the trademark license agreement upon any of the following events: if the other party becomes insolvent, makes an assignment for the benefit of creditors, a trustee or receiver is appointed for a material part of the other party’s assets, or a proceeding in bankruptcy is not dismissed within 90 days; if the other party fails to cure a material breach within 60 days of the initial notice of material breach; if the other party is subject to a decree dissolving such other party which has been in effect for more than 30 days; if there is a change of control of the other party that results in such other party being controlled by a competitor; if TD beneficially owns voting securities representing 4.17% or less of the total voting power of the Company; if a third party bona fide tender or exchange offer for not less than 25% of the outstanding shares of common stock of the Company is consummated; if the Company’s board of directors consummates a takeover proposal from a third party; or if the TD trademark or logo becomes materially damaged by the other party.

Effects of Termination

Upon termination of the trademark license agreement, the Company has agreed to stop all new uses of the TD mark within six months and discontinue all use of the TD mark within 12 months. Neither the Company nor TD shall be entitled to use the TD AMERITRADE name after the trademark license agreement terminates, and all trademark applications and registrations for the TD AMERITRADE trademark shall be expressly abandoned.

URL License Agreement

TD and the Company are also a party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TDWaterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TDWaterhouse websites. The term of the URL license agreement is 10 years from January 24, 2006 unless mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

Money Market Deposit Account Agreement

Three subsidiaries of the Company, TD AMERITRADE, Inc. (“TDA Inc.”), TD AMERITRADE Clearing, Inc. (“TDA Clearing”) and National Investor Services Corp. (“NISC”), are party to a money market deposit account (“MMDA”) agreement with TD Bank USA, N.A. (“TD Bank USA”) and TD, pursuant to which TD Bank USA makes available to clients of TDA Inc. money market deposit accounts as designated sweep vehicles. TDA Inc. provides marketing and support services with respect to the money market deposit accounts and TDA Clearing and NISC act as agents for clients of TDA Inc. and as recordkeepers for TD Bank USA, in each case with respect to the money market deposit accounts. In exchange for providing these services, TD Bank USA pays TDA Inc., TDA Clearing and NISC collectively a fee based on the yield earned by TD Bank USA on the client MMDA assets (including any gains or losses from sales of investments), less the actual interest paid to clients, actual interest cost incurred on borrowings, a flat fee to TD Bank USA of 25 basis points and the cost of FDIC insurance premiums. TD Bank USA invests the swept client cash primarily in fixed-income securities backed by Canadian government guarantees, which are highly-rated securities.

In the event the fee computation results in a negative amount, the Company’s subsidiaries must pay TD Bank USA the negative amount. This effectively results in the Company guaranteeing TD Bank USA revenue of 25 basis points on the MMDA agreement, plus the reimbursement of FDIC insurance premiums. The fee computation under the MMDA agreement is affected by many variables, including the type, duration, credit quality, principal balance and yield of the investment portfolio at TD Bank USA, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative MMDA fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the fee calculation to result in a negative amount is remote and the fair value of the guarantee is immaterial.

The MMDA agreement has an initial term of two years from January 24, 2006 and is automatically renewable for successive two year terms, provided that following the first anniversary of the agreement, the agreement may be terminated by any party thereto upon one year’s prior written notice. The Company earned fee income associated with the money market deposit account agreement of $535.4 million for fiscal 2007.

Certificates of Deposit Brokerage Agreement

Effective as of December 12, 2007, TDA Inc. entered into an agreement with TD Bank USA, under which TDA will act as agent for its clients in purchasing certificates of deposit from TD Bank USA. Fees are calculated under the agreement in a manner consistent with the methodology of the MMDA agreement described above.

Mutual Fund Agreements

The Company and certain of its subsidiaries and an affiliate of TD are party to a services agreement, transfer agency agreement, shareholder services agreement and a dealer agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients, and the Company performs marketing support services with respect to those funds. In consideration for offering the funds and performing the marketing support services, the affiliate of TD compensates the Company in accordance with the provisions of the services agreement. The Company also performs certain services for the applicable fund and receives fees for those services. In the event compensation under the transfer agency agreement, shareholder services agreement and dealer agreement are less than the minimum compensation called for by the services agreement, the deficit is earned under the services agreement. The services agreement has an initial term of two years from January 24, 2006 and is automatically renewable for successive two year terms (so long as certain related agreements are in effect), provided that following the first anniversary of the agreement, the agreement may be terminated by any party thereto upon one year’s prior written notice. The Company may terminate the services agreement upon 120 days notice if it does not earn monthly fees greater than a specified level. The Company earned fee income associated with these agreements of $112.5 million for fiscal 2007.

Interim Cash Management Services Agreement

Pursuant to an Interim Cash Management Services Agreement, TD Bank USA provides cash management services to clients of TDA Inc. until the earlier of TDA Inc. successfully converting the cash management services to another service provider or TD Bank USA and TDA Inc. entering into a formal cash management services agreement. In exchange for such services, the Company pays TD Bank USA service-based fees agreed upon by the parties. The Company incurred expense associated with the interim cash management services agreement of $3.4 million for fiscal 2007.

Indemnification Agreement for Phantom Stock Plan Liabilities

Pursuant to an Indemnification Agreement, the Company agreed to assume TD Waterhouse liabilities related to the payout of awards under The Toronto-Dominion Bank 2002 Phantom Stock Incentive Plan following the completion of the acquisition. Under this plan, participants were granted units of stock appreciation rights (SARs) based on TD’s common stock that generally vest over four years. At the maturity date, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. In connection with the payout of awards under the 2002 Phantom Stock Incentive Plan, TD Discount Brokerage Holdings LLC (“TDDBH”), a direct wholly-owned subsidiary of TD, agreed to indemnify the Company for any liabilities incurred by the Company in excess of the provision for such liability included on the closing date balance sheet of TD Waterhouse. In addition, in the event that the liability incurred by the Company in connection with the 2002 Phantom Stock Incentive Plan is less than the provision for such liability included on the closing date balance sheet of TD Waterhouse, the Company agreed to pay the difference to TDDBH. There were 64,095 SARs outstanding as of September 30, 2007, with an approximate value of $3.1 million. The Indemnification Agreement effectively protects the Company against fluctuations in TD’s common stock price with respect to the SARs, so there will be no net effect on the Company’s results of operations resulting from such fluctuations.

Restricted Share Units and Related Swap Agreements

The Company assumed TD Waterhouse restricted share unit plan liabilities following the completion of the acquisition of TD Waterhouse. Restricted share units are phantom share units with a value equivalent to the Toronto Stock Exchange closing price of TD common shares on the day before the award issuance. These awards vest and mature on the third or fourth anniversary of the award date at the average of the high and low prices for the 20 trading days preceding the redemption date. The redemption value, after withholdings, is paid in cash. Under these plans, participants are granted phantom share units equivalent to TD’s common stock that are cliff vested over three or four years. On the acquisition date of TD Waterhouse, the Company entered into equity swap agreements with an affiliate of TD to offset changes in TD’s common stock price. The Company incurred $0.2 million of interest expense to the TD affiliate to finance the swap agreements during fiscal 2007. There were 181,059 restricted share units outstanding as of September 30, 2007, with an approximate value of $13.9 million. The Company recorded gains on fair value adjustments to the equity swap agreements of $3.2 million for fiscal 2007.

Canadian Call Center Services Agreement

Pursuant to the Canadian Call Center Services Agreement, as amended, TD will continue to receive and service client calls at its London, Ontario site for clients of TDA Inc., until November 30, 2008, unless the agreement is terminated earlier in accordance with its terms. In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. The Company incurred expenses associated with the Canadian Call Center Services Agreement of $14.8 million for fiscal 2007.

Payment for Order Flow

TD Options LLC, a subsidiary of TD, pays TDA Inc. the amount of exchange-sponsored payment for order flow that it receives for routing TDA Inc. client orders to the exchanges. TDA Inc. earned $0.3 million of payment for order flow revenues from TD Options LLC for fiscal 2007.

Other Transaction with TD Affiliate

During fiscal 2007, the Company paid approximately $1.3 million to Verdasys, Inc. for data protection technology. TD has a minority equity investment in Verdasys, Inc.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2008. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will not have any effect on the outcome of this proposal. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008.

Representatives of E&Y are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended September 30, 2007 and September 29, 2006, and fees for other services rendered by E&Y during those periods.

	2007	2006

Audit Fees	$2,095,021	$2,045,000
Audit Related Fees	77,000	144,000
Tax Fees	45,000	0
All Other Fees	25,000	25,000

Total	$2,242,021	$2,214,000

Audit Fees.  Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees.  Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees.  Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees.  All other fees include fees for a subscription-based service designed to assist the Company with the Form 1099-DIV reporting process.

The Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2007 and 2006 were compatible.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Services — Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax — Tax services include fees for tax compliance, tax advice and tax planning.

Other Services — Other services are pre-approved on an engagement-by-engagement basis.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 23, 2007. A copy of that report is set forth below.

November 23, 2007

The Board of Directors
TD AMERITRADE Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for TD AMERITRADE Holding Corporation and subsidiaries (“TD AMERITRADE”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD AMERITRADE management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent Registered Public Accounting (RPA) firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD AMERITRADE Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD AMERITRADE’s systems of internal control for the fiscal year ended September 30, 2007.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2007:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD AMERITRADE’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD AMERITRADE Holding Corporation Audit Committee

Marshall A. Cohen, Chairman
Thomas J. Mullin
Wilbur J. Prezzano

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 26, 2008 by the secretary of the Company at the Company’s principal executive office. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 23, 2008 and no later than November 22, 2008. Stockholder proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the number of shares of common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of this Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive separate copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
Attention: Investor Relations
(800) 237-8692

ANNUAL REPORT

A copy of the Annual Report of the Company containing financial statements for the fiscal year ended September 30, 2007 accompanies this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote on any other matter proposed by stockholders in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 24, 2008

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK
TD AMERITRADE HOLDING CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 20, 2008 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
The undersigned hereby appoints Ellen L.S. Koplow, William J. Gerber and Joseph H. Moglia, each of them, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD AMERITRADE Holding Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska, on Wednesday, February 20, 2008, at 10:30 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
1.	ELECTION OF CLASS III DIRECTORS
          (1) J. Joe Ricketts
          (2) Dan W. Cook III
          (3) Thomas J. Mullin
          (4) Wilbur J. Prezzano
☐	For All

☐	Withhold All

☐	For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending September 30, 2008.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
3.	To vote, in his or her discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters that should come before the Annual Meeting.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE ANNUAL MEETING, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES.

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 20, 2008 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please indicate if you plan to attend this meeting.      ☐ YES      ☐ NO